Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

SABINAL ENERGY OPERATING, LLC,
SABINAL RESOURCES, LLC and
SABINAL CBP, LLC
collectively, as Seller

and

MACH NATURAL RESOURCES LP,
as Buyer

dated

July 9, 2025

i

4.12	Imbalances	18
4.13	Current Commitments	18
4.14	Asset Taxes	18
4.15	Wells	19
4.16	Environmental Laws	19
4.17	Credit Support	20
4.18	Insurance	20
4.19	Special Warranty of Title	20
4.20	Specified Matters	20
4.21	Employment and Benefits	21
4.22	Knowledgeable Seller	22
4.23	Investment Intent	22
4.24	Permits	22
4.25	Advanced Payments for Production	22
4.26	Payout Balances	22
4.27	Leases	23
4.28	Surface Interests	23
4.29	Non-Consent Operations	23
4.30	Casualty Loss and Condemnation	23
4.31	No Transfer	24
4.32	Sufficiency of the Assets	24
4.33	Equipment	24
4.34	Regulatory	24
4.35	Seller Hedge Contracts	24
4.36	Lease Operating Statements	24

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization, Existence and Qualification	25
5.2	Authorization, Approval and Enforceability	25
5.3	No Conflicts	25
5.4	Consents	26
5.5	Bankruptcy	26
5.6	Litigation	26
5.7	Financing	26
5.8	Regulatory	26
5.9	Capitalization	26
5.10	Valid Issuance	26
5.11	Investment Intent	27
5.12	Independent Evaluation	27
5.13	SEC Documents; Financial Statements	27
5.14	Listing Exchange	28
5.15	Form S-3	29
5.16	Investment Company Act	29
5.17	Brokers’ Fees	29
5.18	Tax Classification	29

ARTICLE VI
CERTAIN AGREEMENTS

6.1	Conduct of Business	29
6.2	Successor Operator	32
6.3	Credit Support	32
6.4	Records Retention	33
6.5	Regulatory Matters	33
6.6	R&W Policy	34
6.7	Employee Matters	35
6.8	Financial Statement Cooperation	35
6.9	Hedge Matters	37
6.10	[Reserved]	38
6.11	Buyer Conduct	38
6.12	FCC Licenses	39
6.13	Data Migration	39

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

7.1	Representations	39
7.2	Performance	39
7.3	No Governmental Prohibitions	39
7.4	Title Defects and Environmental Defects	40
7.5	Closing Deliverables	40
7.6	HSR Act	40

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

8.1	Representations	40
8.2	Performance	40
8.3	No Governmental Prohibitions	40
8.4	Title Defects and Environmental Defects	40
8.5	Replacements for Credit Support	41
8.6	Closing Deliverables	41
8.7	HSR Act	41

ARTICLE IX
CLOSING

9.1	Date of Closing	41
9.2	Place of Closing	41
9.3	Closing Obligations	41
9.4	Records	43

ARTICLE X
ACCESS/DISCLAIMERS

10.1	Access	44
10.2	Confidentiality	46
10.3	Disclaimers	46

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1	Seller’s Title	48
11.2	Notice of Title Defects; Defect Adjustments	50
11.3	Casualty and Condemnation Loss	54
11.4	Preferential Purchase Rights and Consents to Assign	55

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1	Notice of Environmental Defects	57
12.2	NORM, Asbestos, Wastes and Other Substances	60

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1	Assumption by Buyer	60
13.2	Indemnities of Buyer	60
13.3	Express Negligence	61
13.4	Exclusive Remedy	61
13.5	Indemnification Procedures	61
13.6	Survival	63
13.7	Waiver of Right to Rescission	63
13.8	Non-Compensatory Damages	63
13.9	Disclaimer of Application of Anti-Indemnity Statutes	64

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1	Right of Termination	65
14.2	Effect of Termination	65
14.3	Return of Documentation and Confidentiality	66

ARTICLE XV
MISCELLANEOUS

15.1	Appendices, Exhibits and Schedules	67
15.2	Expenses and Taxes	67
15.3	Assignment	69
15.4	Preparation of Agreement	69
15.5	Publicity	70
15.6	Notices	70
15.7	Further Cooperation	71
15.8	Filings, Notices and Certain Governmental Approvals	72
15.9	Entire Agreement; Conflicts	72
15.10	Parties in Interest	72
15.11	Amendment	73
15.12	Waiver; Rights Cumulative	73
15.13	Governing Law; Jurisdiction; Waiver of Jury Trial	73
15.14	Severability	74
15.15	Removal of Name	74
15.16	Counterparts	74
15.17	Specific Performance	75
15.18	Non-Recourse Persons	75

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	―	Defined Terms

Exhibit A-1	―	Leases
Exhibit A-2	―	Mineral Interests
Exhibit B-1	―	Wells; Allocated Values
Exhibit B-2	―	Future Locations; Allocated Values
Exhibit C	―	Other Wells
Exhibit D-1	―	Surface Fee Interests
Exhibit D-2	―	Easements
Exhibit E	―	Transferred Cores
Exhibit F	―	Employee Matters
Exhibit G	―	Form of Assignment and Bill of Sale
Exhibit H	―	Designated Area
Exhibit I	―	Excluded Assets
Exhibit J	―	Target Formations
Exhibit K	―	R&W Conditional Binder
Exhibit L	―	FCC Licenses
Exhibit M-1	―	Form of Consent Letter
Exhibit M-2	―	Form of Preferential Purchase Right Letter
Exhibit N	―	Form of Transition Services Agreement
Exhibit O	―	Form of Registration Rights Agreement

Schedule 3.3(a)(i)	―	Hydrocarbon Inventories
Schedule 3.3(a)(ii)	―	Prepayments
Schedule 3.3(a)(viii)	―	Equipment, Inventory and Materials
Schedule 3.8(a)	―	Certain Allocated Values
Schedule 3.10	―	Certain Accounts Receivable
Schedule 4.4	―	Consents
Schedule 4.7	―	Litigation
Schedule 4.8	―	Material Contracts
Schedule 4.9	―	Violation of Laws
Schedule 4.10	―	Preferential Purchase Rights
Schedule 4.11 – Part I	―	Royalties, Etc.
Schedule 4.11 – Part II	―	Suspense Funds
Schedule 4.12	―	Imbalances
Schedule 4.13	―	Current Commitments
Schedule 4.14	―	Asset Taxes
Schedule 4.15	―	Wells
Schedule 4.16	―	Environmental Laws
Schedule 4.17	―	Credit Support
Schedule 4.18	―	Insurance
Schedule 4.24	―	Permits
Schedule 4.25	―	Advanced Payments for Production
Schedule 4.26	―	Payout Balances
Schedule 4.27	―	Leases
Schedule 4.28	―	Surface Interests
Schedule 4.29	―	Non-Consent Operations
Schedule 4.31	―	No Transfer
Schedule 4.35	―	Seller Hedge Contracts
Schedule 4.36	―	Lease Operating Statements
Schedule 6.1	―	Conduct of Business; Development Plan
Schedule 6.3	―	Credit Support
Schedule PE	―	Permitted Encumbrances
Schedule DO	―	Decommissioning Obligations

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 9th day of July, 2025 (the “Execution Date”), and is by and among Sabinal Energy Operating, LLC, a Texas limited liability company (“SEO”), Sabinal Resources, LLC, a Texas limited liability company (“SR”), Sabinal CBP, LLC, a Texas limited liability company (“SCBP”, and collectively with SEO and SR, each a “Seller” and collectively, “Seller”), and Mach Natural Resources LP, a Delaware limited partnership (“Buyer”). Seller and Buyer may be referred to collectively as the “Parties” or individually as a “Party.”

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

Article I
Definitions and Interpretation

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. References in this Agreement to any agreement, including this Agreement, refer to such agreement as it may be amended, supplemented or otherwise modified from time to time. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under COPAS, and to the extent not in conflict with COPAS, GAAP, in each case, as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent with respect thereto and, in the case of Laws, by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns.

Article II
Purchase and Sale

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(s) below (less and except the Excluded Assets, collectively, the “Assets”):

(a) all Hydrocarbon leases, overriding leasehold royalties, leasehold reversionary interests, leasehold net profit interests, leasehold production payments and other royalty interests payable out of production of Hydrocarbons from or allocated to the Hydrocarbon leases (together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or on Exhibit A-1) located in the Designated Area, including those Hydrocarbon leases described on Exhibit A-1, subject to any reservations or depth restrictions contained in such Hydrocarbon leases and any amendments thereto and/or on Exhibit A-1 (Seller’s interest in such leases, the “Leases”);

(b) all fee minerals, mineral servitudes and any other similar interests in, or right to produce Hydrocarbons and minerals in place, in each case, located in the Designated Area, including those interests described on Exhibit A-2 (Seller’s interest in such interests, the “Mineral Interests”);

(c) all unitization, pooling and communitization agreements, declarations and designations, and statutorily, judicially or administratively created drilling, spacing, allocation and/or production units, whether recorded or unrecorded, insofar as the same are in effect and attributable or allocated to the Leases or the Mineral Interests, and all of Seller’s interest in and to the properties covered or units created thereby or derived therefrom, in each case, which are attributable to the Leases or the Mineral Interests (the “Units”);

(d) all Hydrocarbon wells located on or producing from any of the properties described in Section 2.1(a), Section 2.1(b) and Section 2.1(c), whether producing, non-producing, plugged and abandoned, shut-in, temporarily abandoned, or otherwise (Seller’s interest in such wells, including the wells set forth on Exhibit B-1, the “Wells”); and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time (including all Hydrocarbons in storage or existing in pipelines, plants and/or tanks (including inventory and line fill) as of the Effective Time);

(e) all disposal, water supply, injection, observation and other wells located on, or used in connection with, any of the properties described in Section 2.1(a), Section 2.1(b), Section 2.1(c) and Section 2.1(d) (other than Wells), whether plugged and abandoned, temporarily abandoned, shut-in, or otherwise, including the wells described on Exhibit C;

(f) to the extent that they may be assigned without payment of consideration unless Buyer agrees in writing to pay such consideration in its sole discretion, and subject to obtaining any necessary consents, all Applicable Contracts and all rights thereunder;

(g) the fee simple surface estate in and covering any tract of land located in the Designated Area, including the fee simple surface estate described on Exhibit D-1 and all improvements, fixtures, facilities and appurtenances located thereon or relating thereto (including the field office(s) located thereon and described on Exhibit D-1) (the “Surface Fee Interests”);

(h) to the extent that they may be assigned without payment of consideration unless Buyer agrees in writing to pay such consideration in its sole discretion, and subject to obtaining any necessary consents, all permits, licenses, servitudes, easements, rights-of-way, surface leases and surface use agreements to the extent appurtenant to, or otherwise used in connection with the ownership or operation of any of the Leases, Mineral Interests, Wells, Units or other Assets, including the easements and rights-of-way described on Exhibit D-2 (the “Easements”);

(i) all equipment, machinery, fixtures, improvements and other personal, movable and mixed property located on any of the Leases, Mineral Interests, Wells, Units or other Assets or otherwise used or held for use in connection with the ownership or operation thereof (collectively, the “Personal Property”), including all frac/water supply ponds, tank batteries, metering facilities, interconnections, pipelines, gathering systems, manifolds, well equipment, casing, tubing, pumps, motors, vehicles, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, structures, materials, communication towers, antenna, radio frequency transmitters and associated electronic equipment related thereto and other items used in the operation thereof;

(j) Seller’s undivided right, title and interest in and to the cores described on Exhibit E;

(k) all Imbalances relating to the Assets;

(l) all books, records, files and data (whether maintained in physical or electronic format) relating to the ownership, operation or use of the Assets, including: all lease files, land files, well files, division order files, abstracts, title files, engineering files, production and accounting files, maps, and Asset Tax records (collectively, the “Records”) in Seller’s or its Affiliates’ possession or control;

(m) to the extent assignable all franchises, licenses, permits, approvals, consents, certificates and other authorization and rights granted by Third Parties (“Permits”) that relate to, or arise from, the Assets not described in this subsection (m), or the ownership or operation thereof;

(n) all (i) trade credits, all accounts, all receivables and all other proceeds, income or revenues (A) relating to the Assumed Obligations (excluding any receivables, accounts, income or revenues that Seller is entitled to retain the benefit of (including, as applicable, any such amounts that relate to costs and expenses that Seller retains responsibility for through and until the Cut-Off Date) pursuant to Section 2.3, which shall not be deemed Assets until after the Cut-Off Date) or (B) attributable to the Assets and attributable to any period of time from and after the Effective Time and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to the ownership, operation, or sale or other disposition from and after the Effective Time of any of the Assets, but excluding any such properties, Assets or rights for which the Purchase Price is reduced (and then only to the extent of such reduction) pursuant to Section 3.3;

(o) except as otherwise provided in Section 11.3(b), to the extent assignable, all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Assumed Obligations) to the extent attributable to (i) the Assets insofar as accruing from and after the Effective Time or (ii) any of the Assumed Obligations;

(p) all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and Third Parties, and rights accruing under applicable statutes of limitations or prescription, in each case, to the extent that they are related or attributable to the Assumed Obligations;

(q) all licenses granted by the Federal Communications Commission that are held by Seller used in connection with the ownership and operation of the Assets (the “FCC Licenses”), as set forth on Exhibit L;

(r) any offices, office leases and buildings and any personal property located in or on such offices, office leases or buildings, in each case, located within the Designated Area;

(s) (i) all non-proprietary Seismic Data, to the extent transferable without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or other consideration), and (ii) all proprietary Seismic Data, if any, in each case to the extent relating to the Assets; and

(t) the Assumed Hedge Contracts.

2.2 Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3 Revenues and Expenses.

(a) Subject to the provisions hereof, Seller shall remain entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and all other income, receipts, credits and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time (excluding obligations to pay Suspense Funds). Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled (by payment, through the adjustments to the Purchase Price hereunder or otherwise) to all of the rights of ownership (including the right to all production, proceeds of production and all other income, receipts, credits and other proceeds) earned with respect to the Assets, and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time. “Operating Expenses” means all operating expenses (including costs of insurance, bonds and other guarantees) and all capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged by Third Party operators to the Assets under the relevant operating or unit agreement or pooling order, if any, but excluding Liabilities attributable to the following (the “Excluded Expenses”): (A) personal injury or death, property damage or violation of any Law, (B) Decommissioning Obligations (except to the extent set forth on Schedule DO), (C) environmental matters, including obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws (except to the extent set forth on Schedule DO), (D) obligations with respect to Imbalances, (E) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (F) Asset Taxes, Income Taxes and Transfer Taxes, (G) costs incurred to cure title matters, including Title Defects, (H) obligations to pay lease bonuses, rentals, broker fees and other Lease acquisition or maintenance costs, except to the extent such amounts are set forth on Schedule 3.3(a)(ii); (I) any of Seller’s or its Affiliates’ general and administrative and/or overhead costs (which amounts are covered exclusively in the adjustment contained in Section 3.3(a)(iii)), other than (1) to the extent constituting “Direct Costs” under Article II of COPAS and (2) COPAS overhead costs charged to any Seller by Third Party operators in respect of the Assets under any applicable Contracts, which costs shall constitute Operating Expenses; and (J) costs of insurance incurred by Seller or its Affiliate, or the prorated portion thereof, to the extent pertaining to periods after the later of (x) Closing or (y) if expressly required to be retained or maintained by Seller under the Transition Services Agreement, the expiration of the Transition Services Agreement. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

(b) After the final determination of the Final Settlement Statement and prior to the Cut-Off Date to Section 3.6(b), (i) if either Party receives monies belonging to the other Party, including proceeds of production, or the economic benefit thereof, including any amounts received by Buyer in respect of the Specified Receivables pursuant to its exercise of rights of set-off, netting or recoupment pursuant to Section 3.10, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid by such receiving Party to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party pursuant to Section 2.3(a), then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received by such other Party, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an Operating Expense which is owed by the other Party pursuant to Section 2.3(a), such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice for Operating Expenses is received by a Party, which is partially an obligation of both Seller and Buyer pursuant to Section 2.3(a), then the Parties shall consult with each other, and each shall promptly pay its portion of such Operating Expenses to the obligee thereof.

(c) Surface use or damage fees and other Operating Expenses that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually, or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after the Effective Time.

(d) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3 and Article III, (i) liquid Hydrocarbons shall be deemed to be “from” or “attributable to” the Assets when they are produced into the tank batteries related to each Asset and (ii) gaseous Hydrocarbons shall be deemed to be “from” or “attributable to” the Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.

Article III
Purchase Price

3.1 Purchase Price. The purchase price for the transfer of the Assets and the transactions contemplated hereby shall be Five Hundred Million Dollars ($500,000,000) (the “Purchase Price”) comprised of (a) cash in the amount of Two Hundred Million Dollars ($200,000,000) (the “Cash Consideration”) and (b) 20,604,396 MNR Units (rounded up to the nearest whole MNR Unit) (the “Equity Consideration” and as adjusted pursuant to this Article III, the “Adjusted Equity Consideration”), as adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer (in the case of the Cash Consideration) in immediately available funds to the bank account designated by Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement).

3.2 Deposit. Within two (2) Business Days after the Execution Date, Buyer shall deposit by wire transfer in same day funds with the Escrow Agent pursuant to the Escrow Agreement the sum of Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000), representing seven and one-half percent (7.5%) of the Purchase Price (such amount, including any interest earned thereon, the “Deposit”). If Closing occurs, the Deposit shall be applied as a credit toward the Cash Consideration due at Closing. Otherwise, the Deposit shall be handled in accordance with Section 14.2.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a) The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount set forth on Schedule 3.3(a)(i), which represents the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in pipelines, plants and/or tanks (excluding line fill, linepack, and tank fill) in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or above the relevant outlet flange or (B) upstream of the sales meter, if any, the value of such Hydrocarbons to be based upon the contract price in effect as of the Effective Time (or the posted price in the field as of the Effective Time, if there is no contract price in effect as of the Effective Time), less Burdens on such production (unless such Burdens are paid by or on behalf of Seller);

(ii) an amount equal to all Operating Expenses that are attributable to Seller’s interest in the Assets during the period from and after the Effective Time to the extent actually paid by or on behalf of Seller (irrespective of whether paid before or after the Effective Time, but if paid prior to the Effective Time, only to the extent such amounts are set forth on Schedule 3.3(a)(ii)), including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period following the Effective Time, (B) Burdens and (C) rentals, lease bonuses, and other lease maintenance extension payments only to the extent such amounts are set forth on Schedule 3.3(a)(ii);

(iii) the portion of the Overhead Costs attributable to the Assets during the Interim Period;

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2(b) but paid or otherwise economically borne by Seller;

(v) subject to Section 3.9, to the extent that Seller is underproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the underproduced volumes times (A) $4.12/MMBtu for gaseous Hydrocarbons, (B) $67.94/Bbl for liquid Hydrocarbons, or (C) with respect only to Hydrocarbons delivered to the Mallet Plant, $1.25/Mcf for carbon dioxide, as applicable;

(vi) subject to Section 3.9, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the overdelivered volumes times (A) $4.12/MMBtu for gaseous Hydrocarbons, (B) $67.94/Bbl for liquid Hydrocarbons, or (C) with respect only to Hydrocarbons delivered to the Mallet Plant, $1.25/Mcf for carbon dioxide, as applicable;

(vii) the aggregate amount of all Specified Hedge Losses economically borne or paid by Seller or its Affiliates to Third Parties under the terms of the Specified Hedge Contracts;

(viii) increased by an amount set forth on Schedule 3.3(a)(viii) for the tubulars, casing, inventory, equipment and materials listed thereon, but excluding any such tubulars, casing, inventory, equipment and materials that are (A) utilized in connection with the operation of the Assets between the Effective Time and Closing and (B) charged as an upward adjustment for Operating Expenses for which the Purchase Price is adjusted upward under Section 3.3(a)(ii); and

(ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all proceeds actually received by Seller (and not remitted or paid to Buyer) attributable to the sale of Hydrocarbons (A) produced from or allocable to the Assets during the period following the Effective Time or (B) contained in storage or existing in pipelines, plants and/or tanks (excluding line fill and tank fill) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to Section 3.3(a)(i), in each case, net of Burdens and expenses (other than (1) Operating Expenses and other expenses taken into account pursuant to Section 3.3(a) and (2) Asset Taxes, Income Taxes and Transfer Taxes) directly incurred in earning or receiving such proceeds;

(ii) if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iii) if Seller makes the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined;

(iv)   the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i) or Section 12.1(c)(ii);

(v) the amount of all Asset Taxes allocated to Seller in accordance with Section 15.2(b) but that (1) have not been paid or otherwise economically borne by Seller (or any of its Affiliates) prior to the Closing Date and (2) are not reasonably expected to be paid by Seller (or its Affiliates) after the Closing Date but prior to the date on which the Final Settlement Statement is finally determined pursuant to Section 3.6;

(vi)   subject to Section 3.9, to the extent that Seller is overproduced as of the Effective Time as shown with respect to the net Well Imbalances set forth in Schedule 4.12, as complete and final settlement of all Well Imbalances attributable to the Assets, an amount equal to the product of the overproduced volumes times (A) $4.12/MMBtu for gaseous Hydrocarbons, (B) $67.94/Bbl for liquid Hydrocarbons, or (C) with respect only to Hydrocarbons delivered to the Mallet Plant, $1.25/Mcf for carbon dioxide, as applicable;

(vii) subject to Section 3.9, to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 4.12, as complete and final settlement of all Pipeline Imbalances attributable to the Assets, an amount equal to the product of the underdelivered volumes times (A) $4.12/MMBtu for gaseous Hydrocarbons, (B) $67.94/Bbl for liquid Hydrocarbons, or (C) with respect only to Hydrocarbons delivered to the Mallet Plant, $1.25/Mcf for carbon dioxide, as applicable;

(viii) an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller or its Affiliates in suspense as of the Closing Date (the “Suspense Funds”);

(ix)   the aggregate amount of all Specified Hedge Gains paid to Seller or its Affiliates by Third Parties under the terms of the Specified Hedge Contracts;

(x) an amount equal to all Operating Expenses and any other costs and expenses of the type described in clause (H) of the definition of “Excluded Expenses”, in each case, that are attributable to the ownership of the Assets during the period prior to the Effective Time, in each case, that are paid or economically borne by Buyer; and

(xi)   any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(c) Notwithstanding anything to the contrary in this Agreement, but except as provided in Section 3.3(d), all adjustments to the Purchase Price shall be made to the Equity Consideration on the basis that each MNR Unit shall be valued at the Unit Price. With respect to adjustments made to the Adjusted Equity Consideration, if the calculated number thereof includes a fractional MNR Unit, such number shall be rounded up to the next whole MNR Unit.

(d) Notwithstanding anything to the contrary contained herein, and excluding the MNR Q1 Distribution, if, at any time on or after the Execution Date and prior to the Closing, (i) Buyer makes, pays or effects any (A) MNR Unit dividend or distribution of Interests, (B) dividend or distribution on the MNR Units payable in cash, (C) subdivision or split of any MNR Units, (D) combination or reclassification of MNR Units into a smaller number of MNR Units or (E) issuance of any Interests by reclassification of MNR Units (including any reclassification in connection with a merger, consolidation or business combination in which Buyer or any acquiror, as applicable, is the surviving Person) or (ii) any merger, consolidation, combination, or other transaction is consummated pursuant to which MNR Units are converted to cash or other Interests, then, except in the case of clause (i)(B), the number of MNR Units to be issued to Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(D) and (ii) to provide for the receipt by Seller, in lieu of any MNR Units, the same number of Interests and/or the amount of cash received in exchange for each MNR Unit in connection with any such transaction described in clauses (i)(D) and (ii) hereof, and in the case of clause (i)(B), the Cash Consideration shall be adjusted upward to provide for the receipt by Seller of the aggregate amount of any such cash dividends Seller would have received if the Equity Consideration was issued at the time such dividend was declared. An adjustment made pursuant to the foregoing shall become effective immediately after the open of business of the record date in the case of a dividend or distribution and shall become effective immediately after the effective time in the case of a subdivision, split, combination, reclassification or other similar transaction. For the avoidance of doubt, neither the Equity Consideration (nor Seller with respect to the Equity Consideration) shall be entitled to the MNR Q1 Distribution.

3.4 Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used, subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5 Preliminary Settlement Statement. Not more than seven (7) days after the Title Claim Date, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement (including Section 3.4) as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds. Within two (2) Business Days after receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes, with explanation therefor, that Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5.

3.6 Final Settlement Statement.

(a) On or before ninety (90) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, which shall take into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Parties agree that the “Final Price” shall exclude the Disputed Defect Amount, which shall be addressed in accordance with the terms of Section 11.2(j). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. Concurrently with the delivery of the Final Settlement Statement, Seller shall make reasonable documentation available (in electronic format) to support the final figures contained in the Final Settlement Statement. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting the application of Section 15.2(b)(iii), be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price shall, without limiting the application of Section 15.2(b)(iii), be final and binding on the Parties hereto, subject to the provisions of Section 2.3(b). If the Final Price exceeds the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement, Buyer shall deliver or cause to be delivered to Seller (or its designee(s)) a number of MNR Units, with each such MNR Unit valued at the Unit Price, equal to such excess, credited to Seller (or its designee(s)) in book-entry form, free and clear of all liens and restrictions imposed by applicable securities laws, which MNR Units shall contain the Transfer Legend and Contract Legend on the books and records of the Transfer Agent. If the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement exceeds the Final Price, Seller (or its designee(s)) shall deliver or cause to be delivered to Buyer (1) a number of MNR Units, with each such MNR Unit valued at the Unit Price, equal to such excess, credited to Buyer in book-entry form on the books and records of the Transfer Agent and (2) the aggregate amount of any dividends and distributions received by Seller, or that operated to increase the Cash Consideration at Closing pursuant to Section 3.3(d), in each case, that are attributable to such forfeited MNR Units.

(b) Notwithstanding anything in this Agreement to the contrary, and subject to matters for which a Party has an indemnity obligation pursuant to Article XIII, subject to the final resolution of the applicable matters addressed in a Dispute Notice (if any) pursuant to Section 3.7, as between the Parties, there shall be no further adjustment for, or obligation to pay, any (x) revenues or proceeds, or (y) Operating Expenses, in each case, pursuant to this Agreement following the date that is twelve (12) months after the Closing Date (the “Cut-Off Date”).

3.7 Disputes. Seller and Buyer shall use reasonable efforts to resolve any matters addressed in any timely delivered Dispute Notice; provided, however, that if Seller and Buyer are unable to resolve the matters addressed in a timely delivered Dispute Notice (if any) (collectively, other than Disputed Title Matters and Disputed Environmental Matters, the “Disputed Accounting Matters”), within fifteen (15) Business Days after Buyer’s delivery of a Dispute Notice, upon the written request of either Buyer or Seller, Buyer and Seller shall engage a nationally recognized independent accounting firm mutually acceptable to both Seller and Buyer (the “Accounting Arbitrator”) to resolve any such Disputed Accounting Matters set forth in the Dispute Notice in accordance with the terms of this Agreement. If the Parties are unable to mutually agree upon an Accounting Arbitrator, then the Houston office of the AAA shall choose such Accounting Arbitrator. The Accounting Arbitrator, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Arbitrator shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. In determining the amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement (including, Sections 3.3 through Section 3.5) and shall be limited to selecting either Seller’s position or Buyer’s position on each disputed amount. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 3.7) or penalties to any Party with respect to any matter. Each of Buyer and Seller shall within fifteen (15) Business Days after either Party’s written request for arbitration summarize its position with regard to such dispute in a written document and submit such summaries to the Accounting Arbitrator, together with a copy of the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. If there is more than one Disputed Accounting Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 3.7. The Parties shall cooperate diligently with any reasonable request of the Accounting Arbitrator in an effort to resolve the matters submitted to the Accounting Arbitrator as soon as reasonably possible after the Accounting Arbitrator is engaged. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a written decision choosing either Seller’s position or Buyer’s position with respect to each Disputed Accounting Matter, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer, absent fraud or manifest error, and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne pro rata between Seller and Buyer with Seller, on the one hand, and Buyer, on the other hand, being responsible for the Accounting Arbitrator’s costs to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution to the Accounting Arbitrator. Each Party shall bear its own legal fees and other costs of presenting its case to the Accounting Arbitrator.

3.8 Allocated Values/Allocation of Purchase Price.

(a) Buyer and Seller agree that the Purchase Price shall be allocated among the Assets as set forth in Schedule 3.8(a), Exhibit B-1, and Exhibit B-2 to this Agreement, as applicable. The term “Allocated Value” means, with respect to any Well (limited to any currently producing formation) or any Future Location (limited to the applicable Target Formation set forth on Exhibit B-2 for such Future Location), the amount set forth for such Well on Exhibit B-1 or for such Future Location on Exhibit B-2, in each case, under the column “Allocated Value”, and for the Assets on Schedule 3.8(a), the amounts ascribed thereto in Schedule 3.8(a). Buyer and Seller shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders; provided that neither Party shall be required to use the Allocated Values for purposes of the Tax Allocation. Notwithstanding anything in this Section 3.8(a) to the contrary, Seller makes no representation or warranty as to the accuracy of any Allocated Value.

(b) For U.S. federal and applicable state and local income tax purposes, the Parties agree that the transactions contemplated by this Agreement shall be treated as (i) in part, a contribution of an undivided interest in each of the Assets by the Sabinal Parent in exchange for MNR Units in a transaction governed by Section 721(a) of the Code and (ii) in part, (A) as a reimbursement of Sabinal Parent’s preformation capital expenditures, within the meaning of Treasury Regulation Section 1.707-4(d), in an amount reasonably determined by Seller and its tax advisors and in accordance with Treasury Regulation Section 1.707-4(d), to the extent that (1) Seller provides sufficient supporting documentation to Buyer no later than January 15 of the year following the year that includes the Closing Date and (2) the amount of such reimbursement for preformation capital expenditures is supportable at a “more likely than not” or higher level of comfort (as determined in good faith by Buyer’s tax advisors), and (B) as a taxable disguised sale by Sabinal Parent of an undivided interest in each of the Assets to Buyer in exchange for cash consideration in a transaction governed by Section 707(a)(2)(B) of the Code (collectively, the “Intended Tax Treatment”). Each Party shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Intended Tax Treatment on any Tax Return or in connection with any Tax proceeding, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(c) Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration (taking into account the reasonable adjustments to account for the fair market value of the Equity Consideration at Closing) for U.S. federal income tax purposes among the Assets (the “Tax Allocation”). If the Buyer and Seller are unable to agree to the Tax Allocation within sixty (60) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.6, then the matters that are the subject of disagreement (and only such matters subject to a disagreement) shall be submitted to the Accounting Arbitrator to resolve such dispute within thirty (30) days of such submission, which resolution shall be final and binding on the Parties. The fees and costs of the Accounting Arbitrator shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand. Buyer (and its Affiliates) and Seller (and its Affiliates) shall file all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), consistent with the Tax Allocation, and neither Party shall take any position on any Tax Return that is inconsistent with the Tax Allocation, unless otherwise required by a final determination within the meaning of Section 1313 of the Code or pursuant to a good faith settlement of a Tax audit or other legal proceeding in respect thereof.

3.9 Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vi) or Section 3.3(b)(vii), as applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

3.10 Certain Accounts Receivable. If Closing occurs, from and after the Closing until the Cut-Off Date, Buyer shall use commercially reasonable efforts to assist Seller in recovering any unpaid accounts receivable set forth in Schedule 3.10 (the “Specified Receivables”) from the applicable payees thereof, including through exercise of any rights of set-off, netting and recoupment under Applicable Contracts to which Buyer, as the operator of the Assets, may be entitled (and only to the extent actually permitted under such Applicable Contracts).

3.11 Withholding. Buyer and any of its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of tax Law; provided, that other than with respect to withholding Taxes owed as a result of the failure of any Seller to deliver the form described in Section 9.3(h), Buyer will, prior to any deduction or withholding, use commercially reasonable efforts to notify Seller of any anticipated withholding, and reasonably cooperate with Seller to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction or withholding was made.

3.12 Intended Tax Treatment of Adjustments to Equity Consideration. The Parties shall treat any adjustments to the Equity Consideration pursuant to Section 3.3, Section 3.6, Section 11.2(j) or Section 12.1(f) as an adjustment to the Purchase Price for U.S. federal income tax purposes to the extent permitted under applicable Law at a “more likely than not” or higher level of comfort (as determined in good faith by Buyer’s tax advisors); provided, that in no event shall any such adjustments to the Equity Consideration require Buyer to amend any previously issued Schedule K-1 or any previously filed Tax Return.

Article IV
Representations and Warranties of Seller

Subject to the matters specifically listed or disclosed in the Schedules to this Agreement, Seller represents and warrants to Buyer the following as of the Execution Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

4.1 Organization, Existence and Qualification. Each of SEO, SR and SCBP is a limited liability company duly formed and validly existing under the Laws of the State of Texas. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Each of SEO, SR and SCBP is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified does not, individually or in the aggregate, result in a Material Adverse Effect.

4.2 Authorization, Approval and Enforceability. Each of SEO, SR and SCBP has full power and authority to enter into, deliver and perform this Agreement, the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by each of SEO, SR and SCBP of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Person. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

4.3 No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, and except for compliance with the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) contravene, conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) except for Permitted Encumbrances, result in (with or without the giving of notice, or passage of time or both) a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other Material Contract to which Seller is a party or by which Seller or the Assets may be bound, (c) violate any Law applicable to Seller or any of the Assets, or (d) result in termination, cancellation or acceleration of the maturity of, or result in the loss of any benefit or increase in any fee, liability or obligation under any Contract, except in the case of clauses (b), (c) and (d) where such default, Encumbrance, termination, cancellation, acceleration, violation, loss or increase would not, individually or in the aggregate, have a Material Adverse Effect.

4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, (d) for Preferential Purchase Rights set forth on Schedule 4.10, and (e) for compliance with the HSR Act, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain or seek to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates.

4.6 Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees or other similar fee or commission relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action, litigation, arbitration, or other Proceeding by any Person or before any Governmental Authority (a) currently pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or Asset Employees with respect to their role as service provider to the Assets or seeking to prevent or delay the consummation of the transactions contemplated by this Agreement by Seller or (b) to Seller’s Knowledge, that otherwise relates to the Assets and which, in the case of this clause (b), is reasonably likely to materially impair or delay Seller’s ability to perform Seller’s obligations under this Agreement.

4.8 Material Contracts.

(a) Except for Contracts entered into in accordance with Section 6.1, Schedule 4.8 sets forth as of the Execution Date a complete and accurate list of all Applicable Contracts (or, with respect to clause (xiii) of this definition, all Contracts to which Seller or any of its Affiliates is a party) of the type described below (collectively, the “Material Contracts”):

(i) any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than (A) $100,000, net to Seller’s applicable interest in the Assets, during the current or any subsequent calendar year or (B) $250,000, net to Seller’s applicable interest in the Assets, during the remainder of the term of such Applicable Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii) any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than (A) $100,000, net to Seller’s applicable interest in the Assets, during the current or any subsequent calendar year or (B) $250,000, net to Seller’s applicable interest in the Assets, during the remainder of the term of such Applicable Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon or water (produced or fresh) purchase and sale, marketing, storage, transportation, gathering, treatment, processing similar Applicable Contract that is not terminable without penalty or other material payment upon ninety (90) days’ or less notice;

(iv)   any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;

(v) any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice and (B) involves an annual base rental of more than $100,000;

(vi)   any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, joint operating agreement or similar Applicable Contract relating to the Assets, where, in each case, the primary obligation thereunder has not been fully performed;

(vii) any Applicable Contract that contains a non-compete provision or area of mutual interest provision or otherwise purports to restrict, limit or prohibit the manner in which, or the location in which, Seller may conduct its business (provided that an Applicable Contract shall not constitute a Material Contract pursuant to this subsection (vii) solely because such Applicable Contract contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements entered into in the oil and gas industry or because such Applicable Contract is a surface use agreement or similar Applicable Contract containing customary setback provisions);

(viii) any Applicable Contract between Seller and any Affiliate of Seller;

(ix)   any Applicable Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course of business) from and after the Effective Time, but excluding conventional rights of reassignment upon intent to abandon and Asset;

(x) any Applicable Contract constituting a partnership, joint venture or other similar Applicable Contract;

(xi) any Applicable Contract containing (A) minimum volume commitments or similar rights or obligations affecting any Asset or the production of Hydrocarbons, or (B) a dedication of production of Hydrocarbons or other real property for the performance of such Applicable Contract;

(xii) (A) to the extent Seller is a party thereto, any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Assets will be subject to any material outstanding obligation after the Execution Date and (B) any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Authority related to the Asset Employees;

(xiii) any collective bargaining agreement or other labor-related Contract with a labor or trade union, works council, labor organization, or other employee representative with respect to the employment or services of the Asset Employees (each, a “Labor Agreement”);

(xiv) any Applicable Contract that relates to the prior acquisition or disposition of any Assets with respect to which Seller has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing, unless there is a pending claim under any such indemnity that would be binding on Buyer or the Asset after Closing);

(xv) any Applicable Contract that is a seismic or other geophysical licensing agreement pertaining to the Assets;

(xvi) any Applicable Contract that is a Specified Hedge Contract;

(xvii) any Applicable Contract containing an express provision obligating Seller to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other customary offset drilling provisions); and

(xviii) any Applicable Contract (A) for which the primary purpose is to indemnify another Person or (B) guaranteeing any payment or performance of any obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed.

(b) Except as set forth in Schedule 4.8, (i) the Material Contracts are in full force and effect, in accordance with their respective terms, and (ii) there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. As of the Execution Date, Seller has made available for Buyer’s review true and complete copies of each Material Contract of Seller and any and all amendments, modifications and supplements thereto.

4.9 No Violation of Laws. Except as set forth in Schedule 4.9, as of the Execution Date, (a) Seller’s ownership and operation of the Assets is, and has been for the last three (3) years, in compliance with all applicable Laws in all material respects other than for matters that have been resolved and (b) neither Seller nor any of their respective Affiliates have received any written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law or that is under investigation by any Governmental Authority for potential material non-compliance with applicable Laws.

4.10 Preferential Purchase Rights. Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights, including tag-along rights and/or drag-along rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11 Royalties, Etc. Except for Suspense Funds for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii) and except as set forth on Schedule 4.11 – Part I, Seller has timely and properly paid all material Burdens and other interest owners’ revenues or proceeds attributable to the sales of Hydrocarbons produced from or attributable to the Assets in all material respects, or if not paid, is holding such amounts in suspense, in each case, in material compliance with all applicable Laws and the terms of the Applicable Contracts. To Seller’s Knowledge, Schedule 4.11 – Part II lists all Suspense Funds held by Seller as of the date set forth on such schedule.

4.12 Imbalances. Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.13 Current Commitments. Schedule 4.13 sets forth all approved authorizations for expenditures and other approved capital commitments, individually in excess of $150,000 net to Seller’s applicable interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been fully completed by the Effective Time.

4.14 Asset Taxes. Except as set forth in Schedule 4.14, (a) all material Asset Taxes that have become due and payable have been duly and timely paid in full, (b) all material Tax Returns with respect to Asset Taxes required to be filed have been timely filed (taking into account applicable filing extensions), (c) none of the Assets is subject to any tax partnership agreement (other than the limited liability company agreement of Sabinal Parent) or is otherwise treated, or required to be treated, as held in an arrangement (other than Sabinal Parent) requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, (d) there are no Encumbrances on any of the Assets attributable to Taxes other than Permitted Encumbrances, (e) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Seller has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been threatened, and (f) all material amounts required to be remitted pursuant to any applicable escheat or unclaimed property Law with respect to the Assets have been remitted to the applicable Governmental Authority in accordance with applicable Law.

4.15 Wells. Except as set forth on Schedule 4.15:

(a) there is no Well included in the Assets drilled, or is being drilled, by Seller or any of its Affiliates that has been drilled or completed, or is being drilled or completed, in a manner that is not within the limits permitted by applicable Law, Leases or other instruments governing the Assets;

(b) there is no well operated by Seller or its Affiliates (or to Seller’s Knowledge, any other Well), in each case, included in the Assets, (i) with respect to which Seller is currently required (directly or indirectly as a working interest owner) by applicable Law or contract to plug and abandon or that there is an unresolved order or notice from a Governmental Authority requiring that such well be plugged and abandoned or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, that has not been plugged and abandoned to the extent required by, and in accordance with applicable Law.

(c) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction; and

(d) there are no Assets that have been plugged, dismantled, or abandoned by Seller (or, to the Knowledge of Seller, any other Third Party operator), in each case, in a manner that does not comply in all material respects with the Leases, Contracts, and Laws.

4.16 Environmental Laws. Except as set forth on Schedule 4.16:

(a) Seller’s ownership and operation of the Assets and the Assets are, and have been for the last three (3) years, in compliance in all material respects with applicable Environmental Laws and all permits, licenses, franchises, approvals or other authorizations required under Environmental Laws;

(b) there is no pending or, to Seller’s Knowledge, threatened suit, action, litigation or arbitration relating to, and Seller has not received from any Governmental Authority or other Person any written notice, report, order or directive of, any material violation of, alleged violation of, non-compliance with, or material Liability under, any Environmental Law with respect to Seller’s ownership or operation of the Assets that has not been finally resolved under Environmental Laws;

(c) there has been no release, treatment, storage, handling or disposal of or exposure to, or contamination by, Hazardous Substances, in each case that has given or would give rise to material Liabilities of the Assets or Seller, with respect to the Assets, under Environmental Law;

(d) Seller, with respect to the Assets, has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material Liability of any other Person under Environmental Laws or relating to Hazardous Substances; and

(e) at least one (1) week prior to the Environmental Claim Date, Seller has made available to Buyer copies of all material environmental reports, audits and assessments related to the Assets in Seller’s or its Affiliates’ possession or reasonable control as of such date, in each case, other than any such reports, audits and assessments that constitute Excluded Assets.

4.17 Credit Support. Schedule 4.17 sets forth a complete and accurate list of all bonds, letters of credit, guarantees and other credit support posted or entered into by Seller or its Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets (the “Credit Support”).

4.18 Insurance. Set forth on Schedule 4.18 is a true and complete list of all material insurance policies and contracts of insurance in force as of the Execution Date with respect to the Assets and maintained by Seller or its Affiliates. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 4.18. Seller is not in default under any provisions of any such insurance policy (including any obligation to pay premiums due and payable under such policies) in any material respect, nor has Seller received written notice of cancellation of any insurance policy, nor has Seller failed to timely report any material claim or reportable incident under such insurance policies. Prior to the Execution Date, Seller has provided to Buyer complete and accurate copies of each policy set forth on Schedule 4.18 (including any amendments or supplements thereto).

4.19 Special Warranty of Title. As of the Execution Date and through and until Closing, Seller holds, and at Closing will convey to Buyer, (a) Defensible Title to the Wells and Future Locations as set forth in Exhibit B-1 and Exhibit B-2, as applicable, and (b) good and defensible title to the Surface Fee Interests as set forth in Exhibit D-1 and Easements as set forth in Exhibit D-2 as is sufficient to enable Seller to own, operate and maintain the Surface Fee Interests and Easements, as applicable, in all material respects, in the ordinary course of business consistent with past practice, in each case, from and against the claims of any and all Persons lawfully claiming or to claim the same or any part thereof, in each case, by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

4.20 Specified Matters. There are no material Liabilities suffered or incurred by Seller as of the Closing caused by, arising out of, or resulting from the following matters to the extent attributable to the ownership, use or operation of the Assets:

(a) except with respect to any Casualty Losses, Third Party Claims for personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Effective Time;

(b) any civil fines or penalties or criminal sanctions imposed on Seller, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law);

(c) disposal, recycling, sale, treatment, transportation or arrangement for disposal of Hazardous Substances off-site of the Assets by or on behalf of Seller or its Affiliates prior to the Closing Date; and

(d) the Excluded Assets.

4.21 Employment and Benefits.

(a) No Asset Employee is represented by a labor union, labor organization, works council or other representative of employees with respect to employment by Seller or its Affiliates and neither Seller nor its Affiliates are a party to or bound by any Labor Agreement with respect to the Asset Employees. There are no, and in the past three (3) years there have been, no union representation or certification petitions or to Seller’s Knowledge, labor organizing activities pending or threatened with respect to Seller or Seller’s Affiliates with respect to any Asset Employees, or any current or former employees of Seller or its Affiliates, in each case, in connection with services provided to the Assets. In the past three (3) years, there have been no actual or, to Seller’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, material work stoppages or slowdowns, picketing, hand billing or other material labor disputes against or affecting Seller or Seller’s Affiliates with respect to the Assets, Asset Employees, or current and former employees and independent contractors who provide or provided services for the Assets.

(b) With respect to the Assets, Asset Employees, and current and former employees and independent contractors who provide or provided services for the Assets, Seller and its Affiliates are and for the last three (3) years have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.

(c) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Seller or any ERISA Affiliate of Seller that would be, or could become, a Liability following the Closing Date of Buyer or any of its Affiliates. Seller or its Affiliates do not maintain, sponsor, contribute to or have any Liability under or with respect to any plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Seller nor any of its Affiliates have contributed to any multiemployer plan, or had any obligation to contribute to such a plan, at any time during the past six (6) years.

(d) Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion letter from the IRS. To Seller’s Knowledge, none of Seller or its Affiliates do not have any current or potential obligation to provide post-service health or life insurance benefits other than as required under Section 4980B of the Code with respect to Asset Employees.

(e) Except as set forth on Schedule 4.21(e), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will, to Seller’s Knowledge (i) entitle any Asset Employee (or any dependent or beneficiary thereof) to any payment or any increase in the amount of compensation or benefits (including with respect to any equity or equity-related award) due by Seller or its Affiliates to any such Person, (ii) accelerate the time of payment, funding or vesting of any compensation or benefits (including with respect to any equity or equity-related award) due to or held by any Asset Employee, or (iii) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or the imposition of an excise Tax under Section 4999 of the Code.

4.22 Knowledgeable Seller. Seller or Seller’s designee has knowledge, skill and experience in financial, business, and investment matters relating to the acquisition of securities like the MNR Units and is capable of evaluating the merits and risks of such investment. To the extent deemed necessary by Seller or Seller’s designee, Seller or Seller’s designee has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of its execution of this Agreement.

4.23 Investment Intent. Seller or Seller’s designee: (a) is acquiring the MNR Units for its own account with the present intention of holding such MNR Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws; (b) understands that the MNR Units will, upon issuance, be characterized as “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws, and that the certificates representing the MNR Units will bear restrictive legends to that effect; (c) acknowledges that such MNR Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (d) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (e) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the MNR Units and has so evaluated the merits and risks of such investment; and (f) is able to bear the economic risk of an investment in the MNR Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

4.24 Permits. Except as set forth in Schedule 4.24, (a) Seller validly holds in all material respects all Permits issued or granted to it by any Governmental Authority that are necessary with respect to its ownership and, if applicable, operation of the Assets in accordance with all Laws applicable to Seller (including Environmental Laws) and (b) Seller is not in material default with respect to any such Permit.

4.25 Advanced Payments for Production. Except for Imbalances or as disclosed on Schedule 4.25, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the provisions of the Leases) or under any gathering, transmission or other similar contract or agreement to gather, deliver, process or transport Hydrocarbons, produced water, or freshwater (or, in each case, any proceeds from the sale thereof) produced from or attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

4.26 Payout Balances. Schedule 4.26 sets forth a true and complete list of the status of any material “payout” balance, as of the date set forth on Schedule 4.26, for those Wells described on Exhibit B-1, in each case, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.27 Leases. Except as set forth on Schedule 4.27:

(a) excepting any requirements or demands previously fulfilled or resolved, Seller has not received written notice from a lessor of any requirements or demands to drill additional wells on the Leases.

(b) (i) as of the Execution Date, Seller has not received any unresolved written notices alleging any material default or breach under any Lease by such Seller or, to such Seller’s Knowledge, their predecessors in interest, and (ii) Seller is not, and to Seller’s Knowledge as of the Execution Date, no other party to any Lease, is in material default or breach of the terms, provisions or conditions of the Leases;

(c) as of the Execution Date, Seller has not received any unresolved written notice seeking to terminate any of the Leases;

(d) none of the Leases contain express provisions obligating Seller to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other customary offset drilling provisions);

(e) except for Leases that are held by production or being maintained by continuous drilling or operations clauses, none of the Leases set forth on Exhibit A-1 has a primary term that will expire (or that will require a payment to extend) on or before the twelve (12) month anniversary of the Execution Date; and

(f) (i) no Lease operated by Seller is being maintained in full force and effect by payment of shut-in royalties or other payments in lieu of operations or production and (ii) to Seller’s Knowledge, as of the Execution Date, no Lease in which Seller owns an interest is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of productions or operation.

4.28 Surface Interests. Except as set forth on Schedule 4.28, none of the Leases, Applicable Contracts, Surface Fee Interests or Easements are subject to or contain any restriction of the use by Seller of the surface, in connection with Seller’s operation of the Assets, that would materially and adversely affect Seller’s operation and ownership (as applicable) of the Assets as of the Execution Date.

4.29 Non-Consent Operations. Except as set forth on Schedule 4.29, as of the Execution Date, Seller has not declined to participate (or taken or failed to take any action, the result of which is to be deemed to have elected not to participate) in any current operation proposed (but not completed) with respect to the Assets that would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election (or deemed election) not to participate in such operation.

4.30 Casualty Loss and Condemnation. As of the Execution Date, there is no pending or, to Seller’s Knowledge, threatened (a) taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation or (b) other material Casualty Loss with respect to the Assets.

4.31 No Transfer. Other than (a) as set forth on Schedule 4.31, and (b) matters that would constitute Permitted Encumbrances (without regard to any limitations with respect to the Target Formation contained therein), Seller has not intentionally transferred or sold any material portion of the Leases described on Exhibit A-1 with respect to depths outside of the Target Formation to any Person within the one (1) year period prior to the Execution Date.

4.32 Sufficiency of the Assets. Except for the Excluded Assets and any Assets that are or excluded pursuant to the terms of this Agreement, the Personal Property, Surface Fee Interests, and Easements included in the Assets, when used by a labor force substantially similar to that utilized by Seller and its Affiliates in connection with the ownership and operation of the Assets as of the Execution Date, include all of the properties and interests of such kind as are necessary in all material respects to operate the Assets in substantially the same manner as operated on the Execution Date, ordinary wear and tear and Casualty Losses excepted and taking into account the age and history of use of such Assets.

4.33 Equipment. As of the Execution Date, to Seller’s Knowledge, all material Personal Property is, in all material respects and taking into account the age and history of use of such Personal Property, is in an operable state of repair in a condition that permits its normal operations, except to the extent temporarily out of service for repair or maintenance.

4.34 Regulatory. As of the Execution Date, (a) Seller is not engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, nor does Seller use any of the Assets nor, to Seller’s Knowledge, has any prior owner previously used the Assets, in a manner that subjects it, any Third Party operator of the Assets owned by Seller, or any future owner of the Assets owned by Seller to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) Seller is not in possession of any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. Seller has not acquired any of the Assets owned by Seller through the use of eminent domain or condemnation. Except as set forth on Schedule 4.34, the Assets are not subject to regulation as a public utility, gas utility, common carrier, or equivalent by any state regulatory agency.

4.35 Seller Hedge Contracts. Schedule 4.35 sets forth, as of the Execution Date, (a) all Hedge Contracts that are binding on the Assets during any period at or after the Effective Time, (b) all current hedging transactions of Seller pursuant to such Hedge Contracts and (c) all hedging transactions pursuant to the Hedge Contracts that were settled on or after the Effective Time and prior to the Execution Date. All of the information set forth on Schedule 4.35 is true, complete and accurate in all material respects.

4.36 Lease Operating Statements. The information set forth in the lease operating statements with respect to the Assets owned by Seller set forth in Schedule 4.36 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

Article V
Representations and Warranties of Buyer

Buyer represents and warrants to Seller the following as of the Execution Date and the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

5.1 Organization, Existence and Qualification. Buyer is a limited partnership duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2 Authorization, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the power of a court to deny enforcement of remedies generally based upon public policy.

5.3 No Conflicts. Except for any customary filings that will be made pursuant to the rules and regulations of the NYSE or the SEC (none of which shall require, for the approval thereof, any vote or approval of holders of the MNR Units under applicable Law, the rules and regulations of the NYSE or such other applicable stock exchange or the governing documents of Buyer), and except for compliance with the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Consents. Except (a) for any customary filings that will be made pursuant to the rules and regulations of the NYSE or the SEC (none of which shall require, for the approval thereof, any vote or approval of holders of the MNR Units under applicable Law, the rules and regulations of the NYSE or such other applicable stock exchange or the governing documents of Buyer) and (b) for compliance with the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not insolvent.

5.6 Litigation. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that has or would have an adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.7 Financing. (a) As of the Execution Date, Buyer has sufficient cash on hand (in United States Dollars) to enable Buyer to fund the Deposit and (b) as of the Closing Date, has or will have sufficient cash on hand (in United States Dollars) to fund the Closing Cash Payment to or on behalf of Seller.

5.8 Regulatory. Subject to and excluding any instances where such qualification cannot be obtained prior to receipt of applicable Customary Post-Closing Consents (and provided that Buyer has taken all steps reasonably capable of being taken to obtain such Customary Post-Closing Consents as of the Closing Date), Buyer will upon Closing (or, if later, the end of any “Operations Services” period under the Transition Services Agreement) be qualified under applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.

5.9 Capitalization. All of the issued and outstanding limited partner interests of the Buyer have been duly and validly authorized and issued, are fully paid (to the extent required by the organizational documents of the Buyer) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); none of the issued and outstanding limited partner interests of the Buyer are subject to any preemptive or similar rights; and there are no outstanding options, warrants or similar rights to subscribe for, or contractual obligations to issue, sell, transfer or acquire, any equity securities of the Buyer or any securities convertible into, or exercisable or exchangeable for, any such equity securities of the Buyer, in each case pursuant to or under the applicable organizational documents of any of the Buyer.

5.10 Valid Issuance. The MNR Units to be issued pursuant to this Agreement, when issued, will be duly and validly issued and fully paid (to the extent required under the organizational documents of Buyer) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

5.11 Investment Intent. Buyer will acquire the Assets for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.12 Independent Evaluation. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of Hydrocarbon properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Assets, Buyer’s acquisition, ownership and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (i) except for the representations and warranties of Seller expressly set forth in Article IV, acknowledges that there are no representations or warranties, express, statutory or implied, as to the Assets or prospects of the Assets and that Buyer has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by or on behalf of Seller, any of its Affiliates or any other member of the Seller Group, and (ii) has satisfied itself through its own due diligence as to the ownership and environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer has had reasonable and sufficient access to documents, other information and materials as Buyer considers appropriate to make its evaluations.

5.13 SEC Documents; Financial Statements.

(a) Buyer has timely filed or furnished with the SEC all reports, schedules, forms, certifications, prospectuses, and registration, proxy statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2025. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules (the “Buyer Financial Statements”) included therein, and that Buyer may file after the Execution Date and prior to the Closing Date are referred to herein as the “Required Buyer SEC Documents,” and such Required Buyer SEC Documents, together with any voluntarily filed forms, reports or other document filed by Buyer with the SEC on or since January 1, 2025 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), the “Buyer SEC Documents.” The Required Buyer SEC Documents, as of their respective effective dates (in the case of Required Buyer SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or at the time filed or furnished (in the case of all other Required Buyer SEC Documents), or, if amended, as finally amended, (i) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act and the Securities Act, as applicable, and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. None of the Buyer SEC Documents as of such respective dates (A) in the case of any registration statement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Required Buyer SEC Documents other than registration statements, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Buyer Financial Statements (i) were, or, in the case of Required Buyer SEC Documents filed after the Execution Date, will be, prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and (ii) fairly present in all material respects in accordance with the applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Buyer and its consolidated subsidiaries as of their respective dates and their respective consolidated results of operations and cash flows for the periods presented therein.

(c) Buyer has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of Buyer are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.

(d) Buyer has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP. Since January 1, 2025, except as set forth in the Required Buyer SEC Documents, Buyer has not been become aware of, or been advised by its independent auditors of (i) any material weaknesses in Buyer’s internal control over financial reporting or (ii) changes in Buyer’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect Buyer’s internal control over financial reporting.

(e) Neither Buyer nor any of its subsidiaries has any liabilities that would be required by GAAP to be included on a balance sheet of Buyer or such subsidiary except liabilities (i) as reflected or reserved against in the Buyer Financial Statements, (ii) incurred in the ordinary course of business since March 31, 2025, (iii) that have been incurred in connection with the transactions contemplated hereby, (iv) that are to be fully satisfied prior to Closing, or (v) which have not had a Material Adverse Effect.

5.14 Listing Exchange. The MNR Units are registered under Section 12(b) of the Exchange Act and are listed on the NYSE, and Buyer has not received any notice of delisting. Buyer is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Buyer. Subject to the receipt of NYSE listing approval with respect to the Adjusted Equity Consideration (which such approval shall not require the consent of holders of the MNR Units), the issuance of the MNR Units pursuant to this Agreement and in the manner contemplated by this Agreement, does not contravene any NYSE rules and regulations. No Law of the SEC or of the NYSE preventing or suspending trading in any securities of Buyer has been issued and is continuing, and no proceedings for such purpose are pending or, to Buyer’s Knowledge, contemplated or threatened. Buyer has taken no action that is designed to terminate the registration of the MNR Units under the Exchange Act.

5.15 Form S-3. Buyer is eligible to register the shares of MNR Units comprising the Adjusted Equity Consideration for resale under a registration statement on Form S-3 promulgated under the Securities Act.

5.16 Investment Company Act. Buyer is not, and immediately after giving effect to the Closing will not be, subject to regulation under the Investment Company Act of 1940, as amended.

5.17 Brokers’ Fees. None of Buyer or Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.

5.18 Tax Classification. Buyer is properly classified as a partnership for U.S. federal income Tax purposes and not as an association taxable as a corporation, including under Section 7704 of the Code.

Article VI
Certain Agreements

6.1 Conduct of Business. Except (w) as set forth in Schedule 6.1 (including the ordinary course development plan and budget set forth therein), (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations or to maintain a lease or as required by Law or a Governmental Authority and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, Seller shall, from and after the Execution Date and until Closing:

(a) maintain, and if Seller is the operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice (except for the expiration of any Lease pursuant to its stated terms);

(b) maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c) not propose or elect to participate in any operation with respect to the Assets not contemplated on Schedule 6.1 and reasonably expected to cost Seller in excess of $300,000 net to Seller’s applicable interest in the Assets;

(d) except with respect to any operation to which Buyer previously denied its consent pursuant to Section 6.1(c), not non-consent to any operation with respect to the Assets not contemplated on Schedule 6.1 and proposed by a Third Party (or fail to elect, the result of which is to non-consent to an operation) that is reasonably expected to cost Seller in excess of $300,000 net to Seller’s applicable interest in the Assets;

(e) not enter into a Contract or Applicable Contract (as applicable) that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 4.8, or terminate (unless such Material Contract terminates pursuant to its stated terms) or amend or change the terms of any Material Contract; provided, however, Seller may execute or enter into any Applicable Contracts or amendments, supplements and/or replacements of any Applicable Contracts to the extent reasonably necessary to conduct the operations set forth in Schedule 6.1;

(f) not transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than (i) the transfer, sale and/or disposition of Hydrocarbons in the ordinary course of business, (ii) sales of equipment that is no longer necessary or desirable in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained (at no cost to Buyer) and (iii) liens, mortgages or pledges arising in the ordinary course of business that will be fully released (at no cost to Buyer) at Closing or of the kind described in clause (c), (j) or (k) of the definition of “Permitted Encumbrances”;

(g) use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Seller;

(h) not voluntarily relinquish its position as operator to any Person other than Buyer with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required under applicable Law or Contracts;

(i) promptly, but in any case within three (3) Business Days after Seller receives written notice thereof, provide Buyer with written notice of (i) any claims, investigations or audits by a Governmental Authority or (ii) any actions, suits or proceedings initiated or filed by a Governmental Authority against Seller or any of its Affiliates, in each case, that materially and adversely affects, or is reasonably expected to materially and adversely affect, the Assets;

(j) use commercially reasonable efforts to notify Buyer if Seller receives written notification from a Third Party alleging that a Lease has terminated;

(k) not grant or create any preferential right to purchase, right of first opportunity, right of first refusal or other transfer restriction or requirement with respect to the Assets (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof);

(l) except with respect to the expiration of any Lease, Applicable Contract or other Asset pursuant to its stated terms, not take any affirmative action, the result of which is to waive or release any material right that could reasonably be expected to materially and adversely affect Buyer’s ownership of the Assets after Closing;

(m) not waive, release, settle or compromise any Proceeding relating to the Assets, other than settlements or compromises that involve only the payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate (excluding amounts to be paid under insurance policies); provided, however, this Section 6.1(m) shall not restrict or prohibit Seller from compromising or settling any Proceeding where such settlement involves only the payment of money by Seller for which Buyer will not be liable hereunder or that would not be binding on Buyer or the Assets after Closing;

(n) not negotiate, enter into, amend, extend or terminate any Labor Agreement with respect to the Asset Employees, or recognize or certify any labor union, works council, or other labor organization or employee representative, or group of employees as the bargaining representative for any Asset Employees;

(o) not transfer the employment or reassign the duties of (i) an Asset Employee such that he or she would no longer be an Asset Employee or (ii) any other employee of Seller or Seller’s Affiliates such that he or she would be an Asset Employee;

(p) not implement or announce any employee layoffs, plant closings, furloughs, or temporary layoffs that trigger the Worker Adjustment and Retraining Notification Act or similar Law with respect to any employee at a location where any Asset Employee provides services;

(q) not (i) enter into, establish, adopt, modify, amend or terminate any Seller Benefit Plan or any plan, program, Contract, agreement, policy or arrangement that would be a Seller Benefit Plan if in effect on the date hereof (except with respect to annual renewals of group health and welfare benefits in the ordinary course), (ii) increase the salary, wages, bonuses or other compensation or benefits (including with respect to equity or equity-related awards) payable or potentially payable to any Asset Employee, (iii) grant or increase any severance, termination or similar pay or benefits to any Asset Employee, (iv) take any action to accelerate the vesting, payment or funding of compensation or benefits (including with respect to any equity or equity-related awards) under any Seller Benefit Plan or otherwise, (v) hire (except to replace a departing employee solely to the extent that the hired employee’s compensation package and employee benefits are, in each case, not materially greater nor materially more beneficial than that of the departing employee), promote, enter into any employment agreement or arrangement with, or terminate (other than for cause) any Asset Employees (or Person who would be an Asset Employee), or (vi) loan or advance any money or other property to any Asset Employee; and

(r) not commit or enter into an agreement to do any of the acts described in the foregoing clauses (c) through (f), (h), and (k) through (q).

Buyer’s approval of any action restricted by this Section 6.1 shall not be unreasonably withheld, conditioned, or delayed, except for any consent of Buyer with respect to clauses (b), (f), (k), (l) and/or (m), in each case, which may be withheld in the sole discretion of Buyer. Buyer acknowledges that Seller owns undivided interests in certain of the properties comprising the Assets of which neither Seller nor its Affiliates is the operator, and Buyer agrees that the acts or omissions of any other Working Interest owner (including any Third Party operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2 Successor Operator. While Buyer acknowledges that it desires to succeed Seller (or its Affiliate) as operator of those Assets or portions thereof that Seller (or its Affiliate) may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that, as to the Assets it (or its Affiliate) operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under, and subject to any Third Party’s right to assume operatorship under, any applicable joint operating agreement or other applicable agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3 Credit Support.

(a) Buyer acknowledges that none of the Credit Support, if any, posted by Seller or any of its Affiliates with any Governmental Authority or any non-governmental Third Party and relating to the Assets is transferable to Buyer. On or before the Closing Date (or, with respect to any bonds or credit support required by a Governmental Authority that is customarily obtained or posted after Closing, as soon as reasonably practicable after the Closing Date), Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Credit Support set forth on Schedule 6.3 to the extent such replacements are necessary to (i) to consummate the transactions contemplated by this Agreement and (ii) to permit the cancellation of the Credit Support posted by Seller or any of its Affiliates with respect to the Assets; provided that, this Section 6.3(a) shall not require Buyer to obtain credit support or post other financial assurances in excess of the amounts specified for each item of Credit Support listed in Schedule 6.3.

(b) In addition, at or prior to Closing (or, with respect to any bonds or credit support required by a Governmental Authority that is customarily obtained or posted after Closing, as soon as reasonably practicable after the Closing Date), Buyer shall deliver to Seller evidence of the posting of any bonds or other credit support with all applicable Governmental Authorities to the extent required by such Governmental Authorities to own and, if applicable, operate the Assets. Prior to Closing, Buyer shall obtain all bonds or credit support required to be posted with a Governmental Authority to own and, if applicable, operate the Assets, and shall have made all filings with all applicable Governmental Authorities required to cause Buyer (or its Affiliate) to be qualified under all applicable Laws to own and, if applicable, operate the Assets.

(c) Buyer shall use commercially reasonable efforts to assist Seller in its efforts to cause, effective as of the Closing (and if not as of Closing, as soon as reasonably practicable thereafter), the cancellation or return to Seller of any Credit Support posted (or supported) prior to the Closing by Seller or any of its Affiliates; provided this Section 6.3(b) shall not require Buyer to (x) obtain credit support or post other financial assurances in excess of the amounts specified for each item of Credit Support listed in Schedule 6.3 or (y) assume or pay any out-of-pocket costs or expenses (other than those required to comply with Section 6.3(a)), or assume any new Liability, in order to procure such cancellation or release. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate thereof in connection with the Credit Support shall be deemed an Excluded Asset for all purposes hereunder.

6.4 Records Retention. Buyer shall and shall cause its successors and assigns to, for a period of seven (7) years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records and (b) provide Seller and its officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense. At the end of such seven (7)-year period (or, in the case of Records related to Tax matters, the applicable statute of limitations period) and prior to destroying any of the Records, Buyer shall notify Seller in writing in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.

6.5 Regulatory Matters.

(a) Seller and Buyer shall (x) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than twenty-five (25) Business Days, after the Execution Date, and Seller and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (y) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date but in no event later than the Outside Date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible in accordance herewith, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.5, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) absent an objection from a Governmental Authority, provide advance notice and allow the other Party to participate in every communication with a Governmental Authority, provided that this clause shall not apply to a communication initiated by the Governmental Authority without advance notice to a Party, in which case the next clause shall apply, (iii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iv) have the right to review in advance, and to the extent practicable, each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. Each Party shall provide the other with information that is reasonably requested and that is reasonably necessary to obtain the expiration of the waiting period under the HSR Act; provided, however, that neither Party would be required to share information that (A) is subject to the attorney-client or work product privilege, absent entry of a mutually acceptable joint defense agreement or (B) reflects the value of the transaction.

(b) Seller and Buyer shall take reasonable best efforts to (i) cause the expiration or early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as is practicable but in no event later than the Outside Date; and (ii) avoid each and every impediment under the HSR Act and resolve any objection or assertion by any Governmental Authority so as to enable the Closing to occur as soon as reasonably practicable (and in any event not later than the Outside Date); provided such efforts will not require Seller or Buyer or any of their respective Affiliates to take any of the following actions: (x) agreeing to divest, hold separate, or otherwise commit to take any action that limits its freedom of action with respect to its ability to retain any of the business, services or assets of Seller or Buyer or any of their respective Affiliates; (y) entering into or terminating any agreement with respect to any of Seller’s or Buyer’s (or any of their respective Affiliates’) assets, business, or operations; and (z) contesting and resisting any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. Buyer and Seller shall jointly determine all strategy with regard to any provision of the foregoing. Buyer and Seller shall jointly determine all strategy with regard to any provision of the foregoing. Neither Buyer nor Seller shall withdraw or refile any filing under the HSR Act without the approval of the other Party. Buyer shall pay and bear one-half of, and Seller shall pay and bear one-half of all filing fees under the HSR Act. Each Party shall not, and shall cause its respective Affiliates not to, agree to or consummate any transaction would reasonably be expected to prevent or materially delay the Closing or the removal of any impediments to the Closing under the HSR Act.

6.6 R&W Policy. Buyer has obtained the R&W Conditional Binder, attached hereto as Exhibit K (the “R&W Conditional Binder”) on or before the Execution Date. Following the Execution Date, Buyer shall use commercially reasonable efforts to satisfy the conditions set forth in the R&W Conditional Binder to cause the R&W Policy to be issued on terms and in the form set forth in the R&W Conditional Binder as soon as practicable following Closing. Buyer shall cause the R&W Policy to (a) name Buyer as the insured, (b) insure Buyer from any breach, or any failure to be true, of the representations and warranties given by Seller to Buyer under this Agreement or any certificate delivered pursuant hereto and (c) expressly provide that (i) the insurer(s) issuing such policy shall waive or otherwise not pursue any rights to bring any claim by way of subrogation, contribution or otherwise against Seller or any member of the Seller Group in connection with this Agreement, the forms delivered by each Seller pursuant to Section 9.3(h), the certificate delivered by Seller at Closing pursuant to Section 9.3(j) and the transactions contemplated by this Agreement, except in the case of Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) Seller and each member of the Seller Group are express third-party beneficiaries of the foregoing waiver of subrogation, and (iv) the subrogation provisions in the R&W Policy benefiting the Seller, their respective Affiliates, and their representatives shall not be amended, modified or otherwise changed in a manner adverse to Seller or any member of the Seller Group without the prior written consent of Seller. From and after the Execution Date, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. Buyer and Seller shall each be responsible for 50% of all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy; provided, however, that Seller shall not be responsible for any such costs and expenses in excess of $500,000 in the aggregate. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement even if coverage under the R&W Conditional Binder lapses for any reason or if Buyer fails to meet any conditions set forth in the R&W Conditional Binder or otherwise fails to obtain assurances that the R&W Policy will be issued on terms and in the form set forth in the R&W Conditional Binder following the Closing. Seller agrees to use commercially reasonable efforts to assist Buyer in its efforts to satisfy the conditions set forth in the R&W Policy, including providing such information, data, Records or other information reasonably requested by the underwriters.

6.7 Employee Matters. The Parties will each comply with the covenants imposed on it as set forth in Exhibit F.

6.8 Financial Statement Cooperation.

(a) During the period beginning on the Execution Date and ending on the date that the Buyer would be required to file its Annual Report on Form 10-K for the year ended December 31, 2026 (the “Cooperation Period”), Seller shall reasonably cooperate with the Buyer and Buyer’s Representatives, at the Buyer’s sole cost and expense, during normal business hours, in connection with the preparation by Buyer of any statements, forms, schedules, reports or other documents filed or furnished with the Securities and Exchange Commission (the “SEC”) or any other Governmental Authorities as are required of Buyer (or its potential successors) under applicable Law, which involve or otherwise incorporate the Assets.

(b) Seller acknowledges that Buyer and/or its Affiliates or potential successors may be required to prepare audited and interim financial statements, including pro forma financial statements, relating to Seller pursuant to the Securities Act, and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X) or as may be needed to satisfy applicable disclosure requirements thereunder. Upon written request (email being sufficient) by Buyer, Seller shall prepare and deliver, at the Buyer’s sole cost and expense, (i) audited financial statements of Seller at and for the fiscal year ended December 31, 2024, and (ii) unaudited financial statements of the Seller at June 30, 2025 and for the six-month period ending on June 30, 2025 (and if the Closing Date does not occur on or prior to September 30, 2025, unaudited financials of the Seller at and for the nine-month period ending September 30, 2025), in each case, and if requested, as soon as reasonably practicable. The Buyer shall be responsible for all Third Party costs and expenses incurred in the preparation of any such financial statements whether incurred by the Buyer or Seller (or any of its Affiliates). During the Cooperation Period, Seller shall provide the Buyer and Buyer’s Representatives reasonable access during normal business hours to such historic financial statements, records (to the extent such information is available), and personnel of Seller and its subsidiaries’ accounting firms as the Buyer may reasonably request to enable the Buyer and Buyer’s Representatives to prepare any such financial statements.

(c) During the Cooperation Period, Seller shall use commercially reasonable efforts to cause the personnel of Seller and its subsidiaries, and to request its independent auditors, reserve engineers and other applicable consultants or service providers, to reasonably cooperate with the Buyer and Buyer’s Representatives in the interpretation, preparation, and disclosure of any such financial statements, including pro forma financial statements, or reserve information in accordance with this Section 6.8, in each case, at Buyer’s sole cost and expense. During the Cooperation Period, Seller shall use commercially reasonable efforts to request its independent auditors and reserve engineers to, at the Buyer’s sole cost and expense, (i) provide customary “comfort letters,” reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor or reserve engineer, to any underwriter or purchaser in a securities offering by Buyer or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements or reserve information, as applicable, (ii) consent to be named an expert in any offering memorandum, private placement memorandum or prospectus used by Buyer or its Affiliates or any filing by Buyer with the SEC, and (iii) provide access to the Buyer and Buyer’s Representatives to the work papers of Seller’s independent auditors and reserve engineers, all in accordance with this Section 6.8. All of the information provided by Seller and its Affiliates pursuant to this Section 6.8 is given without any representation or warranty, express or implied, and neither Seller nor any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. Without limiting the generality of the foregoing sentence, Buyer shall indemnify, defend and hold harmless the Seller from and against any and all damages, liabilities or losses suffered or incurred arising from the financial statements prepared and delivered and/or the cooperation provided by the Seller pursuant to this Section 6.8 (other than to the extent such liabilities arise from actual fraud or willful misconduct of Seller or their Affiliates or any of their respective representatives) and any information utilized in connection therewith. The Buyer shall promptly reimburse Seller for all reasonable Third Party costs and expenses incurred by Seller and its Affiliates in compliance with this Section 6.8.

(d) Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Seller of this Section 6.8, in no event will any failure by Seller to comply with this Section 6.8 be used by Buyer as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement or (iv) assert any claim for damages under this Agreement.

6.9 Hedge Matters.

(a) No later than at Closing, Buyer shall execute and deliver, or cause its applicable Affiliates to execute and deliver, to each Specified Hedge Contract counterparty a Novation Agreement (and any other agreements, security instruments or pledges required in connection therewith) for purposes of novating the Specified Hedge Contracts from the applicable Seller to Buyer or an Affiliate of Buyer (each such novation, a “Specified Hedge Novation”). Buyer shall each bear one hundred percent (100%) of all novation fees or other out of pocket costs, fees and expenses payable to any Specified Hedge Contract counterparty in connection with any of the Specified Hedge Novations. Any and all Specified Hedge Contracts that are novated to Buyer or its designated Affiliate in accordance with this Section 6.9 together with any hedging transactions pursuant to the Specified Hedge Contracts that are settled between the Effective Time and the Closing in the ordinary course of business (the “Assumed Hedge Contracts”) shall be deemed Assets for all purposes under this Agreement.

(b) Seller agrees to cooperate in a timely and reasonable manner with the execution, delivery and performance of any such Novation Agreement and other related agreements or documentation described in Section 6.9(a); such actions shall include, upon Seller’s receipt of Buyer’s prior written request and consent, (i) executing and delivering an amendment to any Specified Hedge Contracts (which shall be effective and conditioned on the occurrence of Closing); and (ii) making introductions of Buyer to Seller’s Specified Hedge Contract counterparties and existing lenders and facilitating relevant coordination between Buyer and such lenders.

(c) If by the date that is two (2) Business Days prior to the Scheduled Closing Date, with respect to any Specified Hedge Contract, (i) Buyer has not executed and/or delivered a Novation Agreement or the other related agreements or documentation described in Section 6.9(a); and/or (ii) the proposed counterparty thereto has not indicated it has finalized and is prepared to execute and deliver a Novation Agreement or such other agreements and documents by the Closing Date (any such Specified Hedge Contract, an “Untransferred Hedge Contract”), then (A) Seller shall terminate and liquidate any such Untransferred Hedge Contract at Closing, (B) at the Closing, Buyer shall fund and pay each applicable counterparty to each such Untransferred Hedge Contract any and all Specified Hedge Losses, fees, penalties, payments and expenses owed to each such counterparty in connection with the termination and liquidation of any such Untransferred Hedge Contracts (net of any and all Specified Hedge Gains payable to Seller in connection with the termination and liquidation of each such Untransferred Hedge Contract), including any and all amounts required to obtain at the Closing the releases and instruments referenced in Section 9.3(o) that constitute or create any Encumbrances binding on the Assets that secure any obligations with respect to any such Untransferred Hedge Contracts (or to cause such Encumbrances to no longer secure or evidence obligations with respect to any such Untransferred Hedge Contracts), (C) the Purchase Price shall not be adjusted for any such Specified Hedge Gains, Specified Hedge Losses, fees, penalties, payments and expenses, in each case, that are owed to each such counterparty in connection with the termination and liquidation of any Untransferred Hedge Contracts and (D) Buyer (and not Seller) shall economically bear and be entitled to all actual Specified Hedge Gains received by or payable to Seller and economically bear and be responsible for any Specified Hedge Losses or any other fees, penalties, payments and expenses paid or incurred by Seller, in each case, in connection with or upon termination or liquidation of such Untransferred Hedge Contracts.

(d) As of the Closing Date, subject to Section 6.9(c), Buyer shall assume full responsibility for any and all Specified Hedge Losses and related expenses incurred in connection with the termination or liquidation of any Specified Hedge Contracts, whether terminated or liquidated as of the Closing Date or after the Closing Date and any Assumed Hedge Contracts that remain outstanding following the Closing Date. For the avoidance of doubt, nothing in this Section 6.9 shall require Buyer to maintain the Assumed Hedge Contracts after Closing.

(e) Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Seller of this Section 6.9, in no event will any failure by Seller to comply with this Section 6.9 be used by Buyer as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Buyer’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement or (iv) assert any claim for damages under this Agreement.

6.10 [Reserved].

6.11 Buyer Conduct. From the Execution Date until the Closing or termination of this Agreement as provided in Section 14.1, Buyer shall not, except as (1) explicitly contemplated or otherwise provided by the terms of this Agreement, (2) consented to or approved in writing in advance by Seller (which consent or approval shall not be unreasonably withheld, conditioned or delayed), or (3) necessary (as determined by Buyer in its reasonable discretion) in connection with emergency situations or required by applicable Law or any Permit:

(a) amend or adopt any change to any governing documents of Buyer if such amendment or change would reasonably be expected to disproportionately and adversely affect (i) the rights, preferences, privileges and terms of the MNR Units comprising the Equity Consideration or (ii) the consummation of the transactions contemplated by this Agreement;

(b) issue any Interests of Buyer or Interests convertible into equity interests of Buyer other than (i) under any equity or equity-based incentive plans or other incentive plans of Buyer or its Affiliates or any applicable award contract thereunder; or (ii) issuances of MNR Units for cash or in connection with an acquisition or investment (in any such case pursuant to an arm’s length transaction with terms providing for aggregate consideration that in the good faith judgment of the board of directors of the general partner of Buyer represents a reasonably estimated fair market value for such MNR Units) that would not reasonably be expected to (A), if applicable, prevent or materially delay or materially impair the ability of Buyer to secure the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement or (B) adversely affect or materially delay the consummation of the transactions contemplated by this Agreement;

(c) adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Buyer;

(d) change the treatment of Buyer as other than a partnership for U.S. federal income tax purposes; or

(e) agree or commit to do any of the foregoing.

6.12 FCC Licenses. The Parties shall cooperate regarding the preparation and filing as soon as reasonably practicable following the execution date of this Agreement of a joint application with the Federal Communications Commission for consent to assign the FCC Licenses to Buyer. Buyer shall bear all filing fees for the assignment application and each Party shall bear its own costs for the preparation of such application. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the Federal Communications Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

6.13 Data Migration. Prior to Closing, Seller shall use or cause its Affiliates to use commercially reasonable efforts (at Buyer’s sole cost and expense) to assist with and support Buyer’s data migration efforts. During such time, Seller agrees to use commercially reasonable efforts to cooperate with any written request from Buyer for native data extracts from Seller’s existing operational and accounting databases (including, but not limited to, production, SCADA, land and accounting systems, as well as applications used, reports, and associated processes related to Seller’s operation and ownership of the Assets); provided that Seller will have no obligation under this Section 6.13 to provide any information or reports except in such form and format in which Seller currently maintains such information or data.

Article VII
Buyer’s Conditions to Closing

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1 Representations. (i) The Fundamental Representations of Seller shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing Date, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Seller set forth in Article IV (other than the Fundamental Representations) shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing Date, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except with respect to this clause (ii), for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

7.2 Performance. Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

7.3 No Governmental Prohibitions. No Law shall be in effect preventing or making illegal the consummation of the transactions contemplated by this Agreement.

7.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(g), less the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, plus (c) plus the aggregate sum of all Casualty Losses under Section 11.3 (net of any recoverable insurance proceeds under Seller’s existing insurance policies), plus (d) the aggregate Allocated Values of Assets excluded pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i) and Section 12.1(c)(ii) shall be less than twenty percent (20%) of the Purchase Price.

7.5 Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

7.6 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, or (b) notice of early termination shall have been received.

Article VIII
Seller’s Conditions to Closing

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1 Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (without regard to materiality qualifiers) on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

8.2 Performance. Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

8.3 No Governmental Prohibitions. No Law shall be in effect preventing or making illegal the consummation of the transactions contemplated by this Agreement.

8.4 Title Defects and Environmental Defects. In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of all adjustments to the Purchase Price with respect to (a) all Title Defect Amounts determined under Section 11.2(g), plus (b) all Remediation Amounts for Environmental Defects determined under Article XII, less (c) the sum of all Title Benefit Amounts determined under Section 11.2(h), plus (d) the aggregate sum of all Casualty Losses under Section 11.3 (net of any recoverable insurance proceeds under Seller’s existing insurance policies), plus (e) the aggregate Allocated Values of Assets excluded pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i) and Section 12.1(c)(ii) shall be less than twenty percent (20%) of the Purchase Price.

8.5 Replacements for Credit Support. Buyer shall have obtained, in the name of Buyer replacements for Seller’s and/or its Affiliates’ Credit Support to the extent required by Section 6.3(a).

8.6 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

8.7 HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, or (b) notice of early termination shall have been received.

Article IX
Closing

9.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before September 16, 2025 (the “Scheduled Closing Date”), or on such date as Buyer and Seller may agree upon in writing; provided, however, that, if the conditions to Closing in Article VII and Article VIII have not yet been satisfied or waived by the Scheduled Closing Date, then subject to the Parties’ respective rights under Article XIV, the Closing shall occur within five (5) Business Days after such conditions have been satisfied or waived. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2 Place of Closing. Closing shall be conducted electronically (by email or other electronic means) to the extent reasonably possible, but if necessary, shall be held at the offices of Vinson & Elkins LLP, located at 845 Texas Avenue, Suite 4700, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b) Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal and state Leases included in the Assets, in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d) Buyer shall deliver to Seller, to the account(s) designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Cash Payment to the account(s) designated in the Preliminary Settlement Statement.

(e) Buyer shall deliver to Seller (or its designee(s)) a number of MNR Units (rounded up to the nearest whole MNR Unit) equal to the Adjusted Equity Consideration due at Closing as determined pursuant to Section 3.3(c) and Section 3.5 (the “Closing Equity Consideration”) and in book-entry form, which MNR Units shall contain the Transfer Legend and Contract Legend on the books and records of the Transfer Agent, in addition, if applicable, to the standard legend applied to restricted MNR Units, and which delivery of MNR Units shall be accompanied by reasonably satisfactory evidence of the issuance of such MNR Units.

(f) Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release the Deposit to Seller.

(g) Seller shall deliver, on forms supplied by Seller and reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(h) Each Seller shall deliver a duly completed and executed IRS Form W-9 of such Seller (or, if such Seller is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as such Seller’s regarded tax owner for such purposes).

(i) To the extent required under any applicable Law or Governmental Authority for any state Lease, Seller and Buyer shall deliver state change of operator forms prepared by Seller (with reasonable cooperation from Buyer) designating Buyer as the operator of the Wells and the Leases currently operated by Seller or any of its Affiliates.

(j) An authorized officer of Seller shall execute and deliver a certificate, dated as of Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(k) An authorized officer of Buyer shall execute and deliver a certificate, dated as of Closing, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(l) Buyer shall deliver any instruments and documents required by Section 6.3(a).

(m)   Buyer shall deliver evidence to Seller that Buyer (i) has filed a supplemental listing application with the NYSE with respect to the issuance of the Adjusted Equity Consideration and (ii) the MNR Units comprising the Adjusted Equity Consideration have been approved for listing on the NYSE, subject to official notice of issuance.

(n) to the extent any Specified Hedge Contracts are terminated and liquidated pursuant to Section 6.9(c), Buyer shall fund and pay any amounts to the applicable Hedge Contract counterparties under such Specified Hedge Contracts as required to be funded by Buyer under Section 6.9(c) (including any such amounts required to obtain at Closing the releases and instruments referenced in Section 9.3(o) that constitute or create any Encumbrances binding on the Assets that secure any obligations with respect to such Specified Hedge Contracts (or to cause such Encumbrances to no longer secure or evidence obligations with respect to such Specified Hedge Contracts));

(o) conditioned on the funding by Buyer of the amounts required under Section 9.3(n), Seller shall deliver a release in a form reasonably acceptable to Buyer of all mortgage liens, security interests, deeds of trust and financing statements, in each case, securing indebtedness for borrowed money by Seller or its Affiliates that encumber the Assets in sufficient counterparts to facilitate recording in the applicable counties covering the Assets as applicable (or terminations of financing statements) filing with the Secretary of State in the State where Seller is organized.

(p) Seller (or its Affiliate) and Buyer shall execute and deliver the Transition Services Agreement.

(q) Seller (or its designee(s)) and Buyer shall execute and deliver the Registration Rights Agreement.

(r) Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4 Records. In addition to (and without limiting) the obligations set forth under Section 6.13 and Section 9.3 above, but notwithstanding anything herein to the contrary, no later than (x) ten (10) days after the Closing Date with respect to Records that are maintained in electronic format, and (y) thirty (30) days after the Closing Date with respect to all other Records, at Buyer’s sole cost and expense (including any reasonable and documented removal and transportation costs and expenses incurred by Seller to any Third Party), Seller shall make available to Buyer the Records consistent with each Record’s current form and format as maintained by Seller as of the Effective Time, for pickup from Seller’s offices during normal business hours; provided that Seller shall retain copies of the Records and the original Asset Tax Records; provided, further, that Seller shall not be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of copies of the Records pursuant to this Section 9.4.

Article X
Access/Disclaimers

10.1 Access.

(a) From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1, Seller shall (i) afford to Buyer and Buyer’s Representatives reasonable access, during normal business hours, to the Assets operated by Seller or any of its Affiliates, reasonably appropriate Seller’s personnel and all contracts, books, physical Records or other documents and data related to the Assets in Seller’s or any of its Affiliates’ possession or reasonable control at such time, other than such documents or data that are confidential in nature or subject to attorney-client privilege (but excluding (x) any title opinions covering the Assets and (y) any Records that are Excluded Assets), (ii) not later than one (1) Business Day following the Execution Date, furnish Buyer and Buyer’s Representatives with electronic copies or access to electronic copies (to the extent electronic copies are maintained in Seller’s ordinary course of business or otherwise already exists) all of such contracts, books and Records or other existing documents and data related to the Assets, other than such documents or data that are confidential in nature or subject to attorney-client privilege (but excluding (x) any title opinions covering the Assets and (y) any Records that are Excluded Assets), as Buyer or Buyer’s Representatives may reasonably request and (iii) to the extent reasonably requested by Buyer, to request any consents or waivers from Third Parties necessary for Buyer and Buyer’s Representatives to gain access to those Assets not operated by Seller or its Affiliates (provided that Seller shall not be obligated to expend any monies in connection therewith or take any action other than making such request, unless Buyer agrees in writing to pay such expense or undertake such obligation in favor of a Third Party), in each case, to the extent necessary to conduct the title or environmental review described in this Agreement. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b) From the Execution Date to the Environmental Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to undertaking a Phase I Environmental Site Assessment and any other visual assessment (including an environmental compliance review) of the Assets operated by Seller or any of its Affiliates, and subject to obtaining any required consents of Third Parties, the Assets operated by Third Party operators (provided that Seller shall not be obligated to expend any monies in connection with any consents required from Third Party operators or take any action other than making such request, unless Buyer agrees in writing to pay such expense or undertake such obligation in favor of a Third Party) conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”), and may include only visual inspections (whether on land or by air and including, for the avoidance of doubt, drones and customary visual thermal, laser, light detection and ranging or FLIR camera surveys) and record reviews relating to the Assets that does not include invasive sampling or testing of any environmental media. In conducting such inspection, Buyer shall not conduct any subsurface testing or sampling of environmental media or invasive activity (including any invasive testing or sampling for Hazardous Substances, Hydrocarbons, VOCs, methane or NORM). Any such sampling or invasive testing is prohibited absent the express written consent of Seller, such consent to be withheld, granted or conditioned solely within Seller’s discretion. Seller or Seller’s designee shall have the right to be present during any stage of the Phase I Environmental Site Assessment. Buyer shall give Seller no less than forty-eight (48) hours’ prior written notice before entering onto any of the Assets, and Seller or its designee shall have the right (at Seller’s sole cost and expense) to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, subject to Buyer’s right to reasonably request access to Assets operated by Third Parties as set forth in this Section 10.1, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I Environmental Site Assessment) with respect to, any Assets to which Seller does not have the authority to grant access for such due diligence. In the event that Buyer is unable to access any Asset, including to conduct a Phase I Environmental Site Assessment or any sampling of any environmental media or invasive activity or testing or operation of equipment, whether due to Seller or any Third Party withholding its consent or approval, Buyer may elect, in its sole discretion, to submit an Environmental Defect Notice with respect to such Assets pursuant to and consistent with Section 12.1, and the lack of data from such activities shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 12.1.

(c) Buyer shall (and shall cause Buyer’s Representatives to) reasonably coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall (and shall cause Buyer’s Representatives to) abide by Seller’s, and any Third Party operator’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless the Seller Group and the operators of the Assets from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, even if such Liabilities arise out of or result from, IN WHOLE OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault OF, or THE violation of Law by, aNY Indemnified PERSON, excepting only (i) Liabilities TO THE EXTENT actually resulting FROM the gross negligence or willful misconduct of ANY Indemnified PERSON AND (II) THE MERE DISCOVERY OF PRE-EXISTING CONTAMINATION OR OTHER ENVIRONMENTAL CONDITIONS.

(d) Buyer acknowledges that any entry into Seller’s offices or onto the Assets shall be at Buyer’s sole risk, cost and expense, and, subject to the terms hereof, that no member of the Seller Group nor the operators of the Assets shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyer or any of Buyer’s Representatives pursuant to this Agreement. Buyer hereby fully waives and releases any and all Liabilities against the Seller Group and the operators of the Assets for any injury, death, loss or damage to any of Buyer’s Representatives or their property in connection with Buyer’s due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, ANY INDEMNIFIED PERSON, EXCEPTING ONLY (I) LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON AND (II) THE MERE DISCOVERY OF PRE-EXISTING CONTAMINATION OR OTHER ENVIRONMENTAL CONDITIONS.

(e) Buyer agrees to provide to Seller copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets, in each case, solely to the extent such is relied upon by Buyer in connection with an asserted Environmental Defect. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition as they were prior to commencement of any such due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with such due diligence. Any damage to the Assets (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(g) During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense, policies of insurance of the types and in the amounts customary in the industry. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and/or Buyer’s Representatives (including the Environmental Consultant) may become privy to confidential information of Seller or its Affiliates, and Buyer shall ensure that such confidential information (i) shall not be used for any purpose other than in connection with the transactions contemplated hereby and (ii) shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. Buyer agrees to inform Buyer’s Representatives of the confidential nature of such confidential information and to be responsible for any breach of this Section 10.2 by any of Buyer’s Representatives. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to Seller or its Affiliates or to assets other than the Assets).

10.3 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, AND (III) BUYER IS NOT RELYING UPON, ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, CONSULTANTS, ADVISORS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY OR ON BEHALF OF ANY MEMBER OF THE SELLER GROUP).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a), (A) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, (B) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR, AND (C) BUYER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES TO BE GENERATED BY, THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER, ANY MEMBER OF THE SELLER GROUP OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, BUYER ACKNOWLEDGES AND AGREES THAT (X) SELLER IS NOT MAKING (AND NO MEMBER OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR), AND (Y) NO MEMBER OF THE BUYER GROUP IS RELYING UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, WITHOUT LIMITING BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE XII AND WITHOUT LIMITING ANY RIGHTS OF BUYER TO RECOVER UNDER THE R&W INSURANCE POLICY BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) WITHOUT LIMITING BUYER’S RIGHTS UNDER THE R&W POLICY OR SET FORTH IN SECTION 7.4 OR SECTION 14.1, OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, BUYER ACKNOWLEDGES AND AGREES THAT (I) SELLER HAS NOT MADE AND WILL NOT MAKE (AND NO MEMBER OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO MEMBER OF THE BUYER GROUP IS RELYING UPON, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES, MATERIALS OR WASTES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. SUBJECT TO BUYER’S RIGHTS UNDER SECTION 12.1 AND BUYER’S REMEDIES PURSUANT TO THE R&W POLICY, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL BE DEEMED TO LIMIT OR OTHERWISE PRECLUDE CLAIMS FOR FRAUD (AS SUCH TERM IS DEFINED HEREIN).

(e) Seller and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 10.3 are “conspicuous” disclaimers for the purpose of any applicable law.

Article XI
Title Matters; Casualty; Transfer Restrictions

11.1 Seller’s Title.

(a) Except for Seller’s representations and warranties set forth in Article IV and without limiting Buyer’s remedies for Title Defects set forth in this Article XI or under the R&W Policy, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to its title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and the condition to Closing in Section 7.4 (and any corresponding rights in Section 14.1) and (ii) after Closing, absent Fraud, shall be pursuant to this Article XI and the R&W Policy.

(b) Special Warranties of Title in the Assignment.

(i) The Assignment(s) delivered at Closing shall contain a special warranty of Defensible Title by Seller whereby Seller warrants Defensible Title to Seller’s right, title and interest in the Wells and Future Locations set forth on Exhibit B-1 and Exhibit B-2, as applicable, solely to the extent such Wells and Future Locations have a positive Allocated Value, conveyed thereunder unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller but not otherwise, subject, however, to the Permitted Encumbrances. The special warranty of Defensible Title contained in the Assignment(s) and this Section 11.1(b) shall be subject to the further limitations and provisions of this Article XI, mutatis mutandis, excluding the Title Claim Date, the Individual Title Defect Threshold and the Aggregate Deductible.

(ii) As a condition to asserting a valid claim for a breach of Seller’s special warranty of Defensible Title set forth in the Assignment(s), no later than the date that is the earlier of (x) twelve (12) months after the Closing Date and (y) the date on which the aggregate of all valid claims related to a breach of Seller’s special warranty of Defensible Title set forth in the Assignment equals the RWI Deductible (the “SWT Deadline”), and without limiting any recourse for Buyer pursuant to the R&W Policy with respect to the representations and warranties in Section 4.19, for periods following the SWT Deadline, Buyer may furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters that Buyer asserts as a breach of the special warranty of Defensible Title set forth in the Assignment. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date that is ninety (90) days after the delivery of the Title Defect Notice, any Title Defect asserted by Buyer pursuant to this Section 11.1(b).

(iii) For purposes of the special warranties of Defensible Title contained in the Assignment(s), the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of Defensible Title contained in the Assignment shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in the Assignment, as applicable, as a Title Defect prior to Closing pursuant to Section 11.2 in each case without taking into account the Individual Title Defect Threshold and the Aggregate Deductible.

11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. Buyer must deliver, no later than forty-five (45) days after the Execution Date (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 11.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (without limiting any right of Buyer to recover under the R&W Policy or pursuant to the special warranty of Defensible Title in the Assignments), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include, in all material respects, (i) a description of the alleged Title Defect and the Well or the Future Location (including the affected Target Formation), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to identify the existence of such alleged Title Defect, (iv) Buyer’s preferred manner of curing each Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure of Buyer to provide any such preliminary notices shall not affect Buyer’s right to assert Title Defects at any time prior to or on the Title Claim Date.

(b) Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Well or the Future Location (including the affected Target Formation), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c) Seller’s Right to Cure.

(i) Seller shall have the right, but not the obligation, to elect to attempt, at its sole cost, to cure, at any time on or prior to one hundred eighty (180) days after Closing (the “Cure Period”), any Title Defects asserted by Buyer in accordance with this Agreement; provided that if Seller elects to cure any Title Defects after Closing, then Seller shall notify Buyer of its election at least one (1) Business Day prior to the Closing Date. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Seller’s sole cost, in order to facilitate Seller’s attempt to cure any such Title Defects at no out-of-pocket cost to Buyer. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or fully cured prior to Closing, then, subject to the Individual Title Defect Threshold and the Aggregate Deductible, Seller shall, at its sole option, by delivery of a written notice to Buyer prior to Closing, elect to:

(i) reduce the Purchase Price or Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);

(ii) in the event that the Title Defect Amount asserted by Buyer pursuant to Section 11.2(a) with respect to any Title Defect Property is equal to or exceeds 75% of the Allocated Value for such Title Defect Property, retain the Title Defect Property that is subject to such Title Defect, together with all associated Assets (or portions thereof) strictly necessary for the production of Hydrocarbons with respect to such Title Defect Property, in which event the Purchase Price or Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets and all such Assets shall be deemed Excluded Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e) Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 11.2, the aggregate amount of all Title Benefit Amounts attributable to such Title Benefit Properties shall be used to offset Title Defect Amounts as provided in Section 11.2(i) and will not result in a standalone adjustment to the Purchase Price.

(f) Exclusive Remedy. Except for Seller’s representations and warranties in Article IV, Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), Buyer’s remedy pursuant to the R&W Policy or pursuant to the special warranty of Defensible Title in the Assignments, the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g) Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to fully discharge or remove such Encumbrances from the Title Defect Property and for which Buyer would be liable from and after the Closing;

(iii) if the Title Defect represents a deficiency of (A) Seller’s actual Net Revenue Interest for any Title Defect Property relative to (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable, and Seller’s actual Working Interest for such Title Defect Property has decreased proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit B-1 or Exhibit B-2, as applicable;

(iv) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi) except for defects of the type described in Section 11.2(g)(ii), notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents an increase of (A) Seller’s actual Net Revenue Interest for any Title Benefit Property over (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable, and Seller’s actual Working Interest for such Title Benefit Property has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit B-1 or Exhibit B-2, as applicable; and

(iii) if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the value placed on such Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i) Title Defect Threshold and Deductible.

(i) Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $150,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects fully Remediated by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible.

(ii) For the purposes of determining whether or not a Title Defect exceeds the Individual Title Defect Threshold, if an individual Title Defect affects or burdens multiple Future Locations or Wells, such Title Defect shall be subject to a single individual Title Defect (e.g., Buyer shall be permitted to aggregate the Title Defect Amounts with respect to such Title Defect as to all such Future Locations or Wells) for purposes of calculating whether the Title Defect Amount associated with such Title Defect exceeds the Individual Title Defect Threshold. For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4. Notwithstanding anything to the contrary contained herein, the Individual Title Defect Threshold and Aggregate Deductible shall not apply to any recourse under this Agreement or the Assignment(s) with respect to any Special Warranty Defect.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure an alleged Title Defect (the “Disputed Title Matters”) prior to Closing or the end of the Cure Period, as applicable. If Seller and Buyer are unable to agree by Closing (or by the end of the Cure Period if Seller elects to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved pursuant to this Section 11.2(j); provided that, with respect to any such Disputed Title Matters or Title Defect Amounts associated with Title Defects that either (x) Seller has elected to cure following the Closing Date or (y) have become Disputed Title Matters, then in each case, a number of MNR Units (rounded up to the nearest whole MNR Unit) constituting a portion of the Adjusted Equity Consideration issued at Closing equal to the Disputed Defect Amount, with each such MNR Unit valued at the Unit Price, shall be subject to the terms of this Section 11.2(j) and Section 12.1(f). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties or the Title Benefit Properties are located, as selected by mutual written agreement of Buyer and Seller within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”); provided, however, that such Title Arbitrator must (A) have not been employed by either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Arbitrator. If there is more than one Disputed Title Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 11.2(j). Each of Buyer and Seller shall submit to the Title Arbitrator its proposed resolution of each Disputed Title Matter. The proposed resolution of each Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle such Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon both Parties, without right of appeal. In making his or her determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a Title Defect Amount that is (x) greater than the lesser of (I) the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice or (II) the applicable proposed settlement amount submitted by Buyer under this Section 11.2(j), or (y) less than the applicable proposed settlement amount submitted by Seller under this Section 11.2(j). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The costs of the Title Arbitrator shall be borne one half by Seller and one half by Buyer. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 11.2(i), Seller and Buyer shall (I) provide the Transfer Agent with any applicable Transfer Agent Documentation and (II) deliver to the Transfer Agent written instructions instructing the Transfer Agent to (X) transfer to Buyer a number of MNR Units, with each such MNR Unit valued at the Unit Price, equal to any amounts to which Buyer is entitled upon resolution of such dispute and (Y) subject to the conditions set forth in the Registration Rights Agreement, remove the Transfer Legend and Contract Legend on the remaining MNR Units that formed part of the Disputed Defect Amount in respect of such Title Defect Amount or Title Benefit Amount. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2(j).

11.3 Casualty and Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder or breaches of this Agreement.

(b) If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyer all sums actually paid to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any member of the Seller Group) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that (i) Buyer shall purchase the affected Assets at Closing notwithstanding such Casualty Loss and the Purchase Price shall not be adjusted and (ii) Seller shall reserve and retain (and Buyer shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss.

11.4 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each Preferential Purchase Right set forth in Schedule 4.10, Seller, promptly after the Execution Date (but in any event no later than seven (7) Business Days following the Execution Date) shall prepare and send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right, in each case, using forms of such notices that substantially in the form attached as Exhibit M-2, and provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but not later than one hundred twenty (120) days following the Closing Date, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii) If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Asset subject to such Preferential Purchase Right shall not be included in the Assets to be assigned to Buyer at Closing, the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) being excluded. In the event that such holder exercises its Preferential Purchase Right following the Closing and consummates the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right in accordance therewith, Seller shall have no further obligation to sell or convey the affected Asset (or portion thereof) and Buyer shall have no further obligation to purchase, accept or pay for such affected Asset (or portion thereof), and the affected Asset (or portion thereof) shall be excluded from the Assets to be acquired by Buyer hereunder. If, within one hundred twenty (120) days following the Closing Date, (x) the applicable Preferential Purchase Right is waived or expires without exercise by the holder thereof or (y) the holder that has exercised the applicable Preferential Purchase Right after Closing thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale, (A) Seller shall so notify Buyer, (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from the Assets to be assigned to Buyer at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof) and (C) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(iii) All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b) With respect to each Consent set forth in Schedule 4.4, Seller, promptly after the Execution Date (but in any event no later than the date that is seven (7) Business Days following the Execution Date), shall prepare and send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, in each case, using forms of such notices that are substantially in the form attached as Exhibit M-1 and provide Buyer with a true and complete copy of each such notice promptly after Seller’s delivery thereof.

(i) If Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing, and the failure to obtain such Consent would cause (x) the assignment of the Assets affected thereby to Buyer to be void or voidable, (y) the termination of a Lease or Contract under the express terms thereof, or (z) the payment of liquidated damages (each, a “Hard Consent”), then, in each case, the Asset (or portion thereof) affected by such un-obtained Hard Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and as Buyer’s exclusive remedy, the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then, within ten (10) days after such Hard Consent is obtained, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Hard Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(ii) If Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and such Consent is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets, without adjustment to the Purchase Price, and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii) Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability, pay any money or agree to any release of rights or interests in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Seller with information or documentation that may be reasonably requested the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents; provided that Buyer may condition the provision of such information on such Third Party’s entry into a confidentiality agreement on terms acceptable to Buyer.

Article XII
Environmental Matters

12.1 Notice of Environmental Defects.

(a) Environmental Defects Notice. Buyer may deliver no later than forty-five (45) days after the Execution Date (the “Environmental Claim Date”) claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including reference to the applicable Environmental Law violated or that imposes a current Remediation obligation) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value (if any) of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents relied upon by Buyer and reasonably necessary for Seller to identify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer reasonably asserts is necessary to Remediate such alleged Environmental Condition. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Environmental Defect asserted by Buyer pursuant to this Section 12.1(a) shall be limited to the Assets only, and Buyer shall not have the right to assert environmental defects with respect to any other assets, properties or operations. Notwithstanding anything contained in this Agreement to the contrary, for all purposes of this Agreement, but without limiting any rights of Buyer to recover under the R&W Policy and Buyer’s rights in Section 7.4 or Section 14.1, Buyer shall be deemed to have waived, and Seller shall have no liability for, (A) any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice delivered to Seller on or before the Environmental Claim Date in accordance with this Section 12.1, and/or (B) any other environmental condition, Liability, defect or deficiency affecting any assets, properties or operations other than the Assets (other than contribution requirements in accordance with the applicable operating agreements), in each case, with such liabilities being “Buyer’s Environmental Liabilities.” To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that Buyer’s failure to provide such preliminary notice shall not prejudice Buyer’s right to assert an Environmental Defect in an Environmental Defect Notice on or before the Environmental Claim Date.

(b) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to fully Remediate any asserted Environmental Defect before the Closing Date. No reduction shall be made to the Purchase Price with respect to any asserted Environmental Defect for which Seller fully Remediates prior to the Closing Date. An election by Seller to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c) Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer prior to the Closing Date or fully Remediated prior to the Closing Date, then, subject to the Individual Environmental Threshold and the Aggregate Deductible, Seller shall, at its sole option, elect to:

(i) reduce the Purchase Price by the Remediation Amount;

(ii) in the event that the aggregate Remediation Amount asserted by Buyer pursuant to Section 12.1(a) with respect to any Asset affected by Environmental Defects asserted by Buyer is equal to or exceeds the greater of (x) 75% of the Allocated Value for such Asset or (y) $2,000,000, retain the Asset that is subject to such Environmental Defect, together with all associated Assets necessary to operate such affected Asset, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets and all such Assets shall be deemed Excluded Assets; or

(iii) if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and for all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d) Exclusive Remedy. Except for Buyer’s rights in Section 7.4 to terminate this Agreement pursuant to Section 14.1(c) and Buyer’s remedies pursuant to the R&W Policy, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or any other environmental matter, and Buyer hereby waives any and all other rights and remedies with respect thereto.

(e) Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such individual Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects fully Remediated by Seller), plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. The aggregation of individual Environmental Defects that affect the same property or Asset for the purposes of meeting the Individual Environmental Threshold is expressly prohibited; provided, however, that to the extent an Environmental Defect constitutes a regulatory deficiency that is common across multiple Assets (such as missing or incorrect permits of the same type or the failure to prepare and submit required plans or regulatory filings) that do not relate to the physical condition of the Assets, then, in any such case, Buyer shall expressly be allowed to aggregate the Remediation Amounts for each Asset affected by such Environmental Defect for purposes of the Individual Environmental Threshold calculations. For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible and will not be considered for purposes of Section 7.4 and/or Section 8.4.

(f) Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on (i) all Environmental Defects and Remediation Amounts prior to Closing and (ii) the adequacy of any Remediation by Seller of any asserted Environmental Defect prior to the Closing (items (i) and (ii), collectively, the “Disputed Environmental Matters”). If Seller and Buyer are unable to agree by Closing, the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney or consultant with at least fifteen (15) years’ experience in environmental matters involving Hydrocarbon producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”); provided, however, that such Environmental Arbitrator must (A) have not been employed by either Party (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Environmental Arbitrator. If there is more than one Disputed Environmental Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 12.1(f); provided that, with respect to any such Disputed Environmental Matters, a number of MNR Units (rounded up to the nearest whole MNR Unit) constituting a portion of the Adjusted Equity Consideration issued at Closing equal to the Disputed Defect Amount, with each such MNR Unit valued at the Unit Price, shall be subject to the terms of Section 11.2(j) and this Section 12.1(f). Each of Buyer and Seller shall submit to the Environmental Arbitrator its proposed resolution of each Disputed Environmental Matter. The proposed resolution of each Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle such Disputed Environmental Matter. The Environmental Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a Remediation Amount that is (x) greater than the lesser of (I) the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice or (II) the applicable proposed settlement amount submitted by Buyer under this Section 12.1(f), or (y) less than the applicable proposed settlement amount submitted by Seller under this Section 12.1(f). The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Environmental Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. The costs of the Environmental Arbitrator shall be borne one half by Seller and one half by Buyer. To the extent that the award of the Environmental Arbitrator with respect to any Disputed Environmental Matter is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6(a), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his or her award with respect to any Disputed Environmental Matter, and, subject to Section 12.1(e), Seller and Buyer shall (I) provide the Transfer Agent with any applicable Transfer Agent Documentation and (II) deliver to the Transfer Agent written instructions instructing the Transfer Agent to (X) transfer to Buyer a number of MNR Units, with each such MNR Unit valued at the Unit Price, equal to any amounts to which Buyer is entitled upon resolution of such dispute and (Y) subject to the conditions set forth in the Registration Rights Agreement, remove the Transfer Legend and Contract Legend on the remaining MNR Units that formed part of the Disputed Defect Amount in respect of such Disputed Environmental Matter. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(f), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(f).

12.2 NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. The presence of NORM or asbestos-containing materials that are non-friable cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws or currently requiring Remediation under Environmental Laws.

Article XIII
Assumption; Indemnification; Survival

13.1 Assumption by Buyer. Without limiting Buyer’s rights pursuant to the R&W Policy or Section 15.2(b)(iii), from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations (a) to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including Suspense Funds, (c) to Decommission the Assets (the “Decommissioning Obligations”), (d) to clean up and/or remediate the Assets in accordance with the applicable Leases, Contracts and Laws, (e) to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law, and (f) subject to Article XII, relating to Environmental Conditions, Environmental Defects or Buyer’s Environmental Liabilities (all of said obligations and Liabilities described in this Section 13.1, including in the foregoing clauses (a) through (f), herein being referred to as the “Assumed Obligations”); provided that the Assumed Obligations shall not include, and Buyer does not assume any obligations or Liabilities to the extent arising out of or related to (w) the Seller Employee Liabilities, (x) the ownership, use or operation of the Excluded Assets, (y) Excluded Taxes, or (z) Fraud of the Seller Group.

13.2 Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of its and their respective former and current equity-holders, partners, members, directors, officers, managers, employees, attorneys, consultants, advisors, agents and representatives (collectively, the “Seller Group”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with, the Assumed Obligations.

13.3 Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 6.3 AND SECTION 10.1, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.4 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, except in the case of Fraud, Section 6.3, Section 10.1, Section 13.2, Section 15.2, Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article XI and Article XII, the special warranty of Defensible Title set forth in the Assignment(s), and the R&W Policy contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 15.17, and except in the case of Fraud, effective as of Closing, Buyer, on its own behalf and on behalf of each member of the Buyer Group, hereby releases, remises and forever discharges the Seller Group from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which Buyer or any member of the Buyer Group might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 11.3(b)).

13.5 Indemnification Procedures. All claims for indemnification under Section 6.3, Section 10.1 and Section 13.2 shall be asserted and resolved as follows:

(a) For purposes of Section 6.3, Section 10.1 or this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify the other Party and/or other Persons with respect to such Liabilities pursuant to Section 6.3, Section 10.1 or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Persons having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to Section 6.3, Section 10.1 or this Article XIII.

(b) To make a claim for indemnification under Section 6.3, Section 10.1 or Section 13.2 an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.5(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1 or Section 13.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

(g) To the extent the provisions of this Section 13.5 are inconsistent with Section 15.2(g), Section 15.2(g) shall control.

13.6 Survival. Buyer’s indemnities in Section 10.1 and Section 13.2 shall survive Closing without time limit. Subject to the immediately preceding sentence, this Article XIII and those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. All representations and warranties and all other covenants and agreements in this Agreement shall terminate at and not survive the Closing, and there shall be no Liability after the Closing in respect thereof. Notwithstanding anything herein to the contrary, the special warranty of Defensible Title set forth in the Assignment(s) shall survive until the expiration of the SWT Deadline.

13.7 Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.8 Non-Compensatory Damages. Notwithstanding anything to the contrary contained herein, no Person shall be entitled to punitive damages in connection with this Agreement and the transactions contemplated hereby and each of BUYer and Seller, for itself and on behalf of their respective members of the BUYer Group and Seller Group, respectively, hereby expressly waives any right to punitive damages in connection with this Agreement and the transactions contemplated hereby, other than punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof.

13.9 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

Article XIV
Termination, Default and Remedies

14.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a) by Seller, at its option, if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3, Section 8.4 or Section 8.7) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b) by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII (other than the conditions set forth in Section 7.3, Section 7.4 or Section 7.6) have not been satisfied on or before the Scheduled Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(c) by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Scheduled Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Scheduled Closing Date;

(d) by Seller or Buyer if Closing shall not have occurred on or before October 17, 2025 (or such later date as agreed to in writing by Seller and Buyer) (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 14.1(d) shall not be available to any Party whose material breach of this Agreement shall have been the principal cause of, or resulted in, the failure of the transaction to be consummated by the Outside Date (as extended);

(e) by the mutual written agreement of the Parties; or

(f) by Seller upon written notice to Buyer at any time prior to the funding of the Deposit, but only if Buyer has not funded the Deposit by 5:00 p.m. (Central Time) on the date contemplated in Section 3.2.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a) or (b) above if such Party or its Affiliates are at such time in material breach of this Agreement.

14.2 Effect of Termination.

(a) If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in Section 3.2 and except for the provisions of Sections 10.1(c) through (g), 10.2, 10.3, 12.2, 13.8, this Section 14.2, Section 14.3, Article I and Article XV (other than Sections 15.2(b) through (g)), 15.3, 15.7, 15.8 and 15.15 and such of the defined terms set forth in Appendix I to give context to such Sections, this Agreement shall forthwith become void, and the Parties shall have no liability or obligation hereunder.

(b) If Seller has the right to terminate this Agreement pursuant to Section 14.1(a) in the event where (i) the Closing has not occurred solely as a result of the breach or failure of Buyer’s representations, warranties or covenants hereunder, including, if and when required, Buyer’s obligations to consummate the transactions contemplated hereunder at Closing, (ii) all of the conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VII at Closing) have been met, or waived by Buyer, and (iii) Seller is ready, willing and able to perform its obligations under Section 9.3, then, in each such event, as the sole and exclusive remedy of Seller, Seller shall have the right to terminate this Agreement pursuant to Section 14.1(a) and be entitled to receive the Deposit together with any interest or income thereon, free of any claims by Buyer with respect thereto, as liquidated damages (and the Parties shall promptly instruct the Escrow Agent to deliver the Deposit to Seller)The provision for payment of liquidated damages in this Section 14.2(b) has been included because, in the event of a termination of this Agreement permitting Seller to receive the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages may be difficult if not impossible to measure accurately.

(c) If Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) in the event where (i) the Closing has not occurred solely as a result of the breach or failure of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, (ii) all of the conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Article VIII at Closing) have been met, or waived by Seller, and (iii) Buyer is ready, willing and able to perform its obligations under Section 9.3, then, in each such event, as the sole and exclusive remedy of Buyer, Buyer shall have the right to, at its option, (1) terminate this Agreement pursuant to Section 14.1(b) and be entitled to (x) the delivery of the Deposit, free of any claims by Seller with respect thereto after the termination of this Agreement (and the Parties shall promptly instruct the Escrow Agent to deliver the Deposit to Buyer) and (y) recover from Seller an aggregate amount equal to Buyer’s actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated hereunder at Closing, in an amount up to, but not to exceed, $5,000,000, as its sole remedy, or (2) obtain specific performance by Seller. For the avoidance of doubt, Buyer shall be entitled to first seek to enforce the remedy in subpart (2) above before enforcing its remedies set forth in subpart (1) above.

(d) If this Agreement is terminated by Seller pursuant to Section 14.1(f), then Seller’s sole and exclusive right and remedy shall be to terminate this Agreement, in which event Seller shall be free to enjoy immediately all rights or ownership of the Assets, free and clear of any claims by Buyer thereto. If this Agreement is terminated by the mutual written agreement of the Parties, or this Agreement is otherwise terminated pursuant to Section 14.1 (other than pursuant to Section 14.1(f)) and the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 14.2(b) or Section 14.2(c), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by Seller with respect thereto after the termination of this Agreement (and the Parties shall promptly instruct the Escrow Agent to deliver the Deposit to Buyer).

(e) If (i) Buyer has asserted that the condition set forth in Section 7.4 has not been satisfied on or before the Outside Date, and (ii) Seller (A) disagrees and disputes that such condition has not been satisfied on or before the Outside Date and (B) seeks to terminate this agreement pursuant to Section 14.1(a), then (A) this Agreement shall be terminated, which shall be an effective termination, (B) subject to the remaining provisions of this Section 14.2(e) with respect to the treatment of the Deposit, Seller shall be free to enjoy immediately all rights of ownership of the Assets, and (C) either Buyer or Seller may refer the dispute as to whether Seller has the right to terminate this Agreement pursuant to Section 14.1(a) as a result of the satisfaction of the condition of Buyer in Section 7.4 to the Title Arbitrator or the Environmental Arbitrator, as applicable, for the sole purposes of determining whether such termination right was applicable. Any such dispute will be conducted in accordance with Section 11.2(j) or Section 12.1(f), as applicable, mutatis mutandis, but subject to the timing set forth in this provision and during the pendency of any such dispute, the Deposit will remain in escrow pending final resolution pursuant to Section 11.2(j) or Section 12.1(f), as applicable. In such case, the Parties shall select a Title Arbitrator or Environmental Arbitrator within five (5) Business Days of the termination of this Agreement, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the termination of this Agreement, and each Party shall instruct the applicable arbitrator to deliver its determination of the existence and/or Title Defect Amounts attributable to all Disputed Title Matters, Remediation Amounts attributable to all Disputed Environmental Matters or disputed Casualty Loss amounts, as applicable, within ten (10) Business Days after the appointment of such Person. Promptly, but in no event later than three (3) Business Days after the date the Title Arbitrator’s or Environmental Arbitrator’s, as applicable, issuance of a final determination of any dispute under this Section 14.2(e), Seller and Buyer shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party entitled to receive the Deposit as provided in this Section 14.2(e).

14.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information (including any confidential information or digital Records) furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, but if Buyer elects to destroy any such information, an officer of Buyer shall certify same to Seller in writing.

Article XV

Miscellaneous

15.1 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel have received a complete set of Appendices, Exhibits and Schedules prior to and as of the Execution Date.

15.2 Expenses and Taxes.

(a) Except as otherwise specifically provided herein and except with respect to the R&W Policy (which for the Parties agree shall be borne in accordance with Section 6.6), all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) Asset Taxes

(i) Solely for purposes of applying Section 3.3, Section 3.5, Section 3.6, Section 15.2(b)(iii), Section 15.2(f) and Section 15.2(g), Seller shall be allocated all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and Buyer shall be allocated all Asset Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Straddle Period beginning at the Effective Time.

(ii) For purposes of determining the allocations described in Section 15.2(b)(i), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property and other Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 15.2(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(iii) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.5 or Section 3.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. Until the Cut-Off Date, to the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Purchase Price as finally determined pursuant to Section 3.6, timely payments will be made from one Party to the applicable other Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2(b)(iii) (provided that, for the avoidance of doubt, no further payments shall be made pursuant to this Section 15.2(b)(iii) following the Cut-Off Date).

(c) Tax Returns. After the Closing Date, subject to the provisions of the Transition Services Agreement, Buyer shall (i) be responsible for paying any Asset Taxes for any (A) Tax period that ends before the Effective Time or (B) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) with respect to each such Tax Return that is required to be filed before the Cut-Off Date, submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (iii) timely file any such Tax Return, and if applicable, incorporate any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 15.2(c) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 15.2(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(d) Transfer Taxes. All required documentary, filing and recording fees and expenses arising in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne solely by Buyer. Any sales, use, New Mexico gross receipts, New Mexico compensating, transfer, stamp, documentary, registration, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(f) Tax Refunds. Until the Cut-Off Date, Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 15.2(b), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b). For the avoidance of doubt, with respect to any refunds received by a Party from a Governmental Authority after the Cut-Off Date, the Party receiving such refund shall not be required to make any payment to the other Party in respect of such refund. If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 15.2(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable out-of-pocket costs or expenses incurred by the first Party in procuring such refund.

(g) Tax Proceedings. If, after the Closing Date but before the Cut-Off Date, Buyer receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), Buyer shall notify Seller within ten (10) Business Days of receipt of such notice; provided that the failure of Buyer to give notice of a Tax Contest as provided in this Section 15.2(g) shall not relieve the applicable Seller of its obligations under Section 15.2(b)(iii) except to the extent such failure results in insufficient time being available to permit Seller to effectively defend against or participate in the Tax Contest or otherwise materially prejudices the applicable Seller’s ability to defend against or participate in such Tax Contest. Buyer shall control any Tax Contest; provided that, until the Cut-Off Date, Buyer shall: (i) keep Seller reasonably informed of the progress of such Tax Contest; (ii) permit Seller (or Seller’s counsel) to participate, at its sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority; and (iii) not settle, compromise or concede any portion of such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

15.3 Assignment. No Party shall assign this Agreement without the prior written consent of the other Party. Any assignment or delegation made without the consents required hereby shall be void; provided, however, that Buyer may assign all or a portion of its rights or obligations under this Agreement to an Affiliate of Buyer (provided that Buyer and such Affiliate shall be jointly and severally liable for all obligations of Buyer under this Agreement) without Seller’s written consent. In the event a Party consents to any such assignment, such assignment shall not relieve the other Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5 Publicity. Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Law or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. The Parties shall be obligated to hold all specific terms and provisions of this Agreement strictly confidential after the Closing; provided, however, that the foregoing in this Section 15.5 shall not (a) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, provided that such disclosures shall be made only to the extent required thereunder, (b) restrict disclosures by Seller to Kayne Private Energy Income Fund, L.P., Kayne Private Energy Income Parallel Fund, L.P. and their affiliated funds and their respective limited partners or other owners who shall be required to keep such information confidential, (c) prevent Buyer or Seller from recording the Assignment and any state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (d) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement or any other Buyer Representative, so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 15.5 and (e) prevent Seller from making disclosures in connection with complying with Preferential Purchase Rights, Consents and other transfer restrictions applicable to the transactions contemplated hereby.

15.6 Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Sabinal Energy, LLC
1780 Hughes Landing Blvd., Suite 1200
The Woodlands, Texas 77380
Attention: Dan Higdon
Email: danh@sabinalenergy.com and

landmanager@sabinalenergy.com

With a copy to (which shall not constitute notice):

c/o Kayne Private Energy Income Fund, L.P.
717 Texas, 22nd Floor
Houston, TX 77002
Attn: Mark Teshoian, Managing Partner
Email: mteshoian@kaynecapital.com

and

Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Bryan Edward Loocke
Email: bloocke@velaw.com

If to Buyer:

Mach Natural Resources LP
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
Attention: Michael Reel
Email: mreel@machresources.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn: Chris Heasley, P.C.

Lindsey Jaquillard

Email: christopher.heasley@kirkland.com

lindsey.jaquillard@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change its contact information for notice by giving written notice to the other Party in the manner provided in this Section 15.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.7 Further Cooperation. After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further reasonable instruments of conveyance and transfer, and shall take such other reasonable actions as the other Party may reasonably request, to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) provide Seller with copies of all recorded or approved instruments, and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bonds.

15.9 Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN OR AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS BETWEEN OR AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, and except for the rights expressly provided to the Non-Recourse Persons in Section 15.18, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11 Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by both Parties and expressly identified as an amendment, restatement, supplement or modification.

15.12 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party or its officers, employees, agents, or representatives, and no failure by either Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the Laws of the State of Texas (except that, with respect to issues relating to real property for Assets located in a specific state, the Laws of such state shall govern), excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that, other than Disputed Accounting Matters (which shall be entirely resolved in accordance with Section 3.7), Disputed Title Matters (which shall be entirely resolved in accordance with Section 11.2(j)) and Disputed Environmental Matters (which shall be entirely resolved in accordance with Section 12.1(f)), (i) the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in the Business Courts of the State of Texas located in Houston, Texas or, if such courts do not have jurisdiction, any state court situated in Montgomery County, Texas, or any federal court of the Southern District of Texas, Houston Division, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement, and (ii) the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that either Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15 Removal of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date (unless a shorter period is required by the applicable Governmental Authorities, in which case, within such period), Buyer shall eliminate, or cause to be eliminated, the names “Sabinal”, “Sabinal Energy”, “Sabinal Energy Operating”, “Sabinal Resources”, “Sabinal CBP” and any variations of the foregoing from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

15.17 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein (excluding, however, either Party’s obligation to proceed with the Closing as provided herein, which shall be addressed exclusively in Article XIV), the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein (other than a Party’s obligation to proceed with the Closing as provided herein, which shall be addressed exclusively in Article XIV), the non-breaching Party, subject to the terms hereof, and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Nothing herein shall be construed to expand or modify any rights to which the Parties may be entitled in connection with the termination of this Agreement, or otherwise permit a Party to seek or enforce specific performance to cause the other Party to consummate the Closing, except (and then only to the extent provided in) Article XIV.

15.18 Non-Recourse Persons. Notwithstanding anything to the contrary in this Agreement or otherwise, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, equity-holder, agent, attorney, representative, Affiliate or financing source of any of the Parties (including Kayne Private Energy Income Fund, L.P., Kayne Private Energy Income Parallel Fund, L.P. and their affiliated funds and portfolio companies), nor any of the foregoing Persons’ respective past, present or future directors, managers, officers, employees, incorporators, members, partners, equity-holders, agents, attorneys, representatives, Affiliates (other than any of the Parties) or financing sources (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at law or in equity, known or unknown, which are arising from, based upon, related to or associated with the negotiation, performance and consummation of this Agreement or the other Transaction Documents or the transactions contemplated hereunder or thereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, this Agreement may only be enforced against, and any dispute, controversy, matter or claim arising from, based upon, related to or associated with this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 15.18.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

SABINAL ENERGY OPERATING, LLC

By:	/s/ Bret Jameson
Name:	Bret Jameson
Title:	President & CEO

SABINAL RESOURCES, LLC

By:	/s/ Bret Jameson
Name:	Bret Jameson
Title:	President & CEO

SABINAL CBP, LLC

By:	/s/ Bret Jameson
Name:	Bret Jameson
Title:	President & CEO

[Signature page to purchase and sale agreement]

BUYER:

MACH NATURAL RESOURCES LP

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

[Signature page to purchase and sale agreement]

APPENDIX I
DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.

“AAA” shall mean the American Arbitration Association.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Adjusted Equity Consideration” shall have the meaning set forth in Section 3.1.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein, “Affiliate”, when used with respect to Seller, shall only include Sabinal Parent and its subsidiaries.

“Aggregate Deductible” shall mean an amount equal to three percent (3%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Value” shall have the meaning set forth in Section 3.8(a).

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on (x) the Assets (or Seller with respect to the Assets) at any time at or after the Effective Time, or (y) that will be binding on the Buyer or the Assets after Closing, including: communitization agreements; unitization agreements; operating agreements; unit agreements; net profits agreements; production payment agreements; area of mutual interest agreements; surface use agreements; joint development agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Employee” shall have the meaning set forth in Exhibit F.

Appendix i - page 1

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, New Mexico gross receipts, New Mexico compensating, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit G.

“Assumed Hedge Contract” shall have the meaning set forth in Section 6.9(a).

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Financial Statements” shall have the meaning set forth in Section 5.13(a).

“Buyer Group” shall mean, collectively, Buyer and its Affiliates, and all of its and their respective current and former equity-holders, partners, members, directors, officers, managers, employees, attorneys, consultants, advisors, agents and representatives.

“Buyer’s Environmental Liabilities” shall have the meaning set forth in Section 12.1(a).

“Buyer’s Representatives” shall mean (a) employees, officers, directors and counsel of Buyer or its Affiliates; (b) any consultant or agent retained by Buyer or the parties listed in subsection (a) above; and (c)  any bank, investors, other financial institutions, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institutions or entity.

“Cash Consideration” shall have the meaning set forth in Section 3.1.

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.5(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Cash Payment” shall mean, the amount of Cash Consideration payable by Buyer to Seller at Closing, which shall be an amount equal to the remainder of (a) the Cash Consideration minus (b) the Deposit.

Appendix i - page 2

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Equity Consideration” shall have the meaning set forth in Section 9.3(f).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain confidentiality agreement dated as of March 14, 2025 by and between SEO and Buyer.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, assignment, easement, right-of-way, permit or other instrument creating or evidencing an interest in real property included in the Assets.

“Contract Legend” shall mean a restrictive legend, in substantially the following form, to be placed on the MNR Units comprising the Equity Consideration:

THE SECURITIES REFERENCED HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH SECTION 2.6 OF the Registration Rights and Lock-Up Agreement, dated as of [•], 2025, as it may be amended from time to time, by and between Mach Natural Resources LP (the “Partnership”) and each of the Seller Parties thereto (the “Registration Rights and Lock-Up Agreement”) AND SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 11.2(j) AND SECTION 12.1(f) OF THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED July 9, 2025, BY AND AMONG SABINAL ENERGY OPERATING, LLC, SABINAL RESOURCES, LLC, SABINAL CBP, LLC and MACH NATURAL RESOURCES, L.P. (“BUYER”) (AS MAY BE AMENDED FROM TIME TO TIME) (the “PURCHASE AND SALE Agreement”). A COPY OF THE PURCHASE AND SALE AGREEMENT IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF BUYER AT NO CHARGE. A copy of the Registration Rights and Lock-Up Agreement is available upon request from the Partnership AT NO CHARGE.

“Controlled Group Liabilities” shall mean any and all Liabilities of Seller or any of its ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Section 412, 430, 431, 436 or 4971 of the Code, or (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Cooperation Period” shall have the meaning set forth in Section 6.8(a).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” shall have the meaning set forth in Section 4.17.

Appendix i - page 3

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-Off Date” shall have the meaning set forth in Section 3.6(b).

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1.

“Defensible Title” shall mean such title of Seller, with respect to the Wells set forth on Exhibit B-1 and the Future Locations set forth on Exhibit B-2, that, as of the Execution Date and the Closing Date, subject to Permitted Encumbrances is (x) deducible of record or (y) if not deducible of record, title evidenced by communitization agreements, unitization agreements, pooling orders, communitization or unitization orders or other orders of Governmental Authorities or unrecorded instruments or elections made pursuant to joint operation agreements, pooling agreements, communitization agreements, unitization agreements or other similar agreements:

(a) with respect to each Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations for such Well, and for a Future Location, limited to the applicable Target Formation for such Future Location set forth on Exhibit B-2), entitles Seller to receive not less than the Net Revenue Interest set forth on Exhibit B-1 for such Well throughout the productive life of such Well or the Net Revenue Interest set forth on Exhibit B-2 for such Future Location with respect to such applicable Target Formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth on Exhibit B-1 or Exhibit B-2, as applicable;

(b) with respect to each Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations for such Well and for a Future Location, limited to the applicable Target Formation for such Future Location set forth on Exhibit B-2), obligates Seller to bear not more than the Working Interest set forth on Exhibit B-1 for such Well or the Working Interest set forth on Exhibit B-2 for such Future Location with respect to such applicable Target Formation, except for (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) increases to the extent that such increases are accompanied by an increase in the same or greater proportion in Seller’s Net Revenue Interest, and (iv) as otherwise expressly set forth on Exhibit B-1 or Exhibit B-2, as applicable; and

Appendix i - page 4

(c) is free and clear of all Encumbrances.

“Delaware LP Act” shall have the meaning set forth in Section 5.9.

“Deposit” shall have the meaning set forth in Section 3.2.

“Designated Area” shall mean the area as set forth and further described on Exhibit H.

“Dispute Notice” shall have the meaning set forth in Section 3.6(a).

“Disputed Accounting Matters” shall have the meaning set forth in Section 3.7.

“Disputed Defect Amount” means an amount equal to the positive remainder, if any, of (a) (i) the aggregate Title Defect Amounts with respect to all alleged Title Defects other than Special Warranty Defects (after giving effect to the Individual Title Defect Threshold as provided in Section 11.2(i) and the exclusion of any Assets subject thereto pursuant to Section 11.4) asserted pursuant to one or more valid Title Defect Notices prior to the Title Claim Date, plus (ii) the aggregate Remediation Amounts asserted pursuant to one or more valid Environmental Defect Notices (after giving effect to the Individual Environmental Threshold as provided in Section 12.1(e)) delivered prior to the Environmental Claim Date, minus (iii) the Aggregate Deductible, minus (iv) the aggregate amount of all Title Defect Amounts and Remediation Amounts with respect to any and all Title Defects and Environmental Defects and Title Defect Amounts and Remediation Amounts with respect thereto that Seller and Buyer have agreed upon prior to Closing and/or that Seller and Buyer have agreed that Seller has cured or Remediated prior to Closing, minus (v) the aggregate amount of all Title Benefit Amounts with respect to any and all Title Benefits and Title Benefit Amounts with respect thereto that Seller and Buyer have agreed upon prior to Closing (to the extent and only to the extent offsetting any remaining Title Defect Amounts attributable only to Title Defects or any Title Defect Amounts attributable to unresolved Special Warranty Defects), plus (b) the amount all Title Defect Amounts with respect to all alleged unresolved Special Warranty Defects (after giving effect to the exclusion of any Assets subject thereto pursuant to Section 11.4) asserted by Buyer pursuant to one or more valid Title Defect Notices prior to the Title Claim Date, plus (c) the amount of all Title Benefit Amounts asserted by Seller pursuant to one or more valid Title Benefit Notices prior to the Title Claim Date that Seller and Buyer shall not have agreed upon prior to Closing (provided that this clause (c) shall only offset Title Defect Amounts).

“Disputed Environmental Matters” shall have the meaning set forth in Section 12.1(f).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“DOJ” shall have the meaning set forth in Section 6.5(a).

“Effective Time” shall mean 7:00 a.m. (Central Time) on April 1, 2025.

Appendix i - page 5

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing with respect to an Asset that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law or (b) with respect to the Assets or the operation thereof, any environmental condition, pollution, contamination or degradation where Remediation is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Consultant” shall have the meaning set forth in Section 10.1(b).

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of or prior to the Execution Date relating to public and worker health and safety (to the extent related to exposure to Hazardous Substances), pollution or the protection of the environment and natural resources, including those Laws relating to the release, storage, handling and use of, or exposure to, chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Law governing worker health or safety (except to the extent relating to exposure to Hazardous Substances).

“Equity Consideration” shall have the meaning set forth in Section 3.1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes such Person, entity, trade or business.

“Escrow Agent” shall mean Citizens Bank, N.A., a national banking association.

“Escrow Agreement” shall mean that certain Escrow Agreement by and among the Escrow Agent, Buyer and Seller dated as of the Execution Date.

Appendix i - page 6

“Excluded Assets” shall mean:

(a) all of Seller’s and its Affiliates’ corporate minute books, financial records, Income Tax records and other business records (or portions thereof) that solely relate to Seller’s or its Affiliates’ business generally (including the ownership and operation of the Assets);

(b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Assets and attributable to any period of time prior to the Effective Time;

(c) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, Seller’s right with respect to all claims and causes of action of Seller arising under or with respect to any Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d) subject to Section 11.3, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property;

(e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time (other than Hydrocarbons in storage tanks for which the Purchase Price is adjusted pursuant to Section 3.3(a)(i) of this Agreement);

(f) payments from Third Parties of operating charges (including COPAS fees under operating agreements) for the Assets operated by Seller or any of its Affiliates attributable to the period between the Effective Time and the Closing;

(g) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to or similar Tax assets relating to (i) Income Taxes of Seller or its Affiliates and (ii) Taxes attributable to the Excluded Assets;

(h) all of Seller’s and its Affiliates’ personal computers and associated peripherals and all of Seller’s and its Affiliates’ radio and telephone equipment (other than SCADA and measurement technology and other production-related mobility devices, SCADA controllers, well communication devices and other information technology systems on or at the Wells);

(i) all of Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j) all documents and instruments of Seller and its Affiliates that may be protected by an attorney-client privilege or any attorney work product doctrine (excluding title opinions);

Appendix i - page 7

(k) other than Records or Contract files kept only in such format, all of Seller’s and its Affiliates’ emails and similar electronic files;

(l) all data of Seller and its Affiliates that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties;

(m)   to the extent they do not relate to the Assumed Obligations, all audit rights of Seller arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer;

(n) all non-proprietary Seismic Data of Seller to the extent that such non-proprietary Seismic Data is not transferable without payment of a fee or other penalty and Buyer has not agreed in writing to pay such fee or other penalty;

(o) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its Affiliates, its or their respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller, its Affiliates or any of its or their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(p) except for the field offices described in Section 2.1(g), any offices, office leases and any personal property located in or on such offices or office leases;

(q) any Hedge Contracts (other than (x) the Assumed Hedge Contracts and (y) any Specified Hedge Gains or Specified Hedge Losses allocated with Specified Hedge Contracts that are unnovated Hedge Contracts);

(r) Seller’s and its Affiliates’ debt instruments;

(s) all of Seller’s and its Affiliates’ personnel files and employment or employee-related records;

(t) the monies held by Seller for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii);

(u) any assets described in Section 2.1(f) or Section 2.1(h) that are not assignable without payment of consideration (provided that Seller shall use commercially reasonable efforts to obtain such consents);

(v) subject to and without limiting Section 3.10, all rights to proceeds attributable to the Specified Receivables; and

(w)   any assets described on Exhibit I.

Appendix i - page 8

“Excluded Expenses” shall have the meaning set forth in Section 2.3(a).

“Excluded Taxes” means (a) any and all Income Taxes imposed by any applicable Laws on any Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member and (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of a Seller that is not part of the Assets.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“FCC Licenses” shall have the meaning set forth in Section 2.1(q).

“Final Price” shall have the meaning set forth in Section 3.6(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.6(a).

“Fraud” shall mean actual and deliberate fraud by a Party in the making of the representations and warranties set forth in Articles IV and V of this Agreement (as modified by the Schedules, as applicable), which involves a knowing and intentional misrepresentation of a material fact by such Party of such representations and warranties, with the intent of inducing the other Party to enter into this Agreement and upon which the other Party has justifiably relied to its actual and material detriment with no prior actual knowledge of such misrepresentation or concealment (as opposed to any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory) under applicable Law. For the avoidance of doubt, “Fraud” does not include constructive fraud, equitable fraud or promissory fraud.

“FTC” shall have the meaning set forth in Section 6.5(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5 and Section 4.6.

“Future Location” means each undeveloped location described on Exhibit B-2 attached hereto, including the Leases and Mineral Interests (or portion thereof) included in or constituting such location described therein but in each case only as to the Target Formation for each such Future Location on Exhibit B-2.

“GAAP” shall mean generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hard Consent” shall have the meaning set forth in Section 11.4(b)(i).

Appendix i - page 9

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, substances or chemicals that are regulated by, or may form the basis of Liability under, any Environmental Laws, including NORM, Hydrocarbons, petroleum, waste oil and petroleum constituents or by-products, per- and polyfluoroalkyl substances, polychlorinated biphenyls, toxic mold, asbestos and asbestos containing materials and other substances referenced in Section 12.2.

“Hedge Contract” shall mean any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” shall have the meaning set forth in Section 6.5(a).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Taxes” shall mean (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, New Mexico gross receipts, New Mexico compensating, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Party” shall have the meaning set forth in Section 13.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.5(a).

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).

“Intended Tax Treatment” shall have the meaning set forth in Section 3.8(b).

“Interests” means, with respect to any Person: (a) capital stock, membership interests, units, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person (including the right to participate in the management and business and affairs or otherwise control such Person); (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

Appendix i - page 10

“Interim Period” shall mean that period of time commencing at the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons: Bret Jameson, Woody Sandlin, Dan Higdon and Vickie Irvine; and (b) with respect to Buyer, the actual knowledge (without investigation) of the following Persons: Clay Hubbard, Tom L. Ward, and Kevin White.

“Labor Agreement” shall have the meaning set forth in Section 4.8(a)(xiii).

“Law” shall mean any statute, law, rule, regulation, ordinance, order, code, ruling, judgment, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any reasonable attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage or Remediation.

“Mallet Plant” the natural gas processing and carbon dioxide removal facility owned by Occidental Petroleum (or its Affiliates) and located in Sundown, Texas.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, (x) results in a material adverse effect on the ownership, operation or value of the Assets taken as a whole and as currently operated as of the Execution Date or (y) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer; (c) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms or other naturally occurring events; (f) acts or failures to act of Governmental Authorities; (g) civil unrest, any outbreak or continuation of disease (including COVID-19 and other pandemics) or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) a change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or a change in the enforcement of, Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date; (j) any reclassification or recalculation of reserves in the ordinary course of business; (k) changes in the prices of Hydrocarbons (but excluding the underlying reason for such change, if otherwise constituting a Material Adverse Effect); (l) changes in service costs generally applicable to the oil and gas industry in the United States; (m) strikes and labor disturbances; (n) natural declines in well performance; except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (c), (d), (k), (i) and (l) above materially and disproportionately affect Seller as compared to other participants of similar size in the industries in which Seller operates.

Appendix i - page 11

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Mineral Interests” shall have the meaning set forth in Section 2.1(b).

“MNR Q1 Distribution” means Buyer’s quarterly cash distribution for the first quarter of 2025 of $0.79 per common unit, paid on June 5, 2025.

“MNR Units” means the common units representing limited partner interests of Buyer.

“Net Revenue Interest” shall mean, with respect to each Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations for such Well and for a Future Location, limited to the applicable Target Formation set forth on Exhibit B-2 for such Future Location), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Future Location (for a Well, limited to any currently producing formations and for a Future Location, limited to the applicable Target Formation for such Future Location), after giving effect to all Burdens.

“Non-Recourse Person” shall have the meaning set forth in Section 15.18.

“NORM” shall mean naturally occurring radioactive material.

“Novation Agreements” means, collectively, each ISDA Novation Agreement by and among a counterparty to any Specified Hedge Contract, the applicable Seller holding such Specified Hedge Contract and Buyer (or its Affiliate), pursuant to which such Seller will novate such Specified Hedge Contract to Buyer (or its Affiliate), in a form mutually agreed upon in good faith by the parties thereto.

“NYSE” shall mean the New York Stock Exchange.

“Operating Expenses” shall have the meaning set forth in Section 2.3(a).

“Outside Date” shall have the meaning set forth in Section 14.1(d).

“Overhead Costs” shall mean an amount equal to $1,250,000 per month, prorated for partial months.

Appendix i - page 12

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permit” shall have the meaning set forth in Section 2.1(m).

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 for such Well or the Net Revenue Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 for such Well or the Working Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation (unless Seller’s actual Net Revenue Interest for such Well or Future Location is greater than the Net Revenue Interest set forth on Exhibit B-1 for such Well or the Net Revenue Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation, as applicable, in the same or greater proportion as any increase in such applicable Working Interest) (each of clauses (i) and (ii), an “Interest Reduction”);

(b) all (i) preferential rights to purchase and required Third Party consents to assignment and similar transfer restrictions with respect to the Assets, (ii) preferential rights to purchase or other similar restrictions set forth on Schedule 4.10 or are not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 4.10), or (iii) consents, notice requirements and similar restrictions, in each case that are either set forth on Schedule 4.4 or that are not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 4.4);

(c) liens for Taxes not yet due and payable or, if due and payable, that are being contested in good faith in the ordinary course of business, and if so contested, are set forth on Schedule 4.14;

(d) Customary Post-Closing Consents;

(e) conventional rights of reassignment (that have not been triggered prior to the Closing Date) obligating the lessee to reassign or offer to reassign its interests in any Asset prior to a release or abandonment of such Asset;

(f) such Title Defects as Buyer has waived in writing;

(g) except to the extent the same has actually resulted in an Interest Reduction, all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

Appendix i - page 13

(h) surface rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent that such does not (i) result in an Interest Reduction or (ii) materially impair the use or operation of the Assets as currently conducted;

(i) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in or burdening the Assets for the purpose of operations (including the Surface Fee Interests), facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the use or operation of the Assets as currently conducted;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, employee’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k) liens created under Leases and/or unit or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller and that are set forth on Schedule PE;

(l) with respect to any interest in the Assets acquired through compulsory pooling, defects based solely on failure of the records of any Governmental Authority to reflect Seller or any of its Affiliates as the owner of an Asset;

(m)   any Encumbrance affecting the Assets that is fully discharged at or prior to Closing;

(n) any matters identified on Exhibit A-1, Exhibit A-2, Exhibit B-1, Exhibit B-2 and all litigation set forth in Schedule 4.7;

(o) mortgage liens burdening a lessor’s interest in the Assets, which, if not subordinated to the rights of Seller, is not as of the Closing subject to foreclosure or other enforcement proceedings by the holder of such Encumbrance nor has Seller or such lessor received written notice of default under any such mortgage;

(p) the terms and conditions of this Agreement or any other Transaction Document;

Appendix i - page 14

(q) (i) lack of a signed division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) to the extent the same does not result in an Interest Reduction or (ii) failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in Seller’s chain of title to any Asset or in connection with the transactions contemplated by this Agreement, unless there is an outstanding and pending, unresolved claim by a Thirds Party with respect to the failure to obtain such waiver;

(r) any defects or irregularities in acknowledgements, unless Buyer provides affirmative evidence that such defect could reasonably be expected to result in another Person’s superior claim of title;

(s) defects or irregularities resulting solely from prior oil and gas leases that have terminated (and which, on their face, expired more than ten (10) years ago) but are not surrendered or released of record, absent reasonable evidence that such lack of surrender or release of record could reasonably be expected to result in another Person’s superior claim of title;

(t) defects or irregularities in title, which, for a period of fifteen (15) years or more have not (i) delayed or prevented Seller (or its predecessor) from receiving its Net Revenue Interest share of the proceeds of production with respect to any applicable Well or Future Location or (ii) caused it to bear a share of expenses and costs greater than its Working Interest share with respect to any applicable Well or Future Location;

(u) the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts (i) does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B-1 for such Well or the Net Revenue Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation and (ii) does not obligate Seller to bear a Working Interest with respect to any Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable, in any amount greater than the Working Interest set forth on Exhibit B-1 for such Well or the Working Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation (unless Seller’s actual Net Revenue Interest for such Well or Future Location is greater than the Net Revenue Interest set forth on Exhibit B-1 for such Well or the Net Revenue Interest set forth on Exhibit B-2 for such Future Location with respect to the applicable Target Formation, as applicable, in the same or greater proportion as any increase in such applicable Working Interest);

(v) defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable county records unless Buyer provides affirmative evidence that such defect could reasonably be expected to result in another Person’s superior claim of title;

(w)   defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

Appendix i - page 15

(x) any Encumbrance or loss of title resulting from Seller’s conduct of business as expressly permitted or consented to by Buyer in accordance with this Agreement;

(y) defects arising from any prior Hydrocarbon lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior Hydrocarbon lease is still in effect and could reasonably be expected to result in another Person’s actual and superior claim of title to the relevant Lease, Future Location or Well;

(z) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment) and that does not affect the validity of the underlying Asset;

(aa) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any leasehold interest, royalty interest or mineral interest, and the failure of Exhibit A-1, Exhibit A-2, Exhibit B-1 or Exhibit B-2 to reflect any lease or any unleased mineral interest where the owner thereof was properly treated as a non-participating co-tenant during the drilling of any well;

(bb)   defects arising from the failure of any non-participating royalty owners to ratify any Unit or unit to the extent such ratification is not required under applicable Laws, Leases, or Applicable Contracts;

(cc) defects based solely on: (i) lack of information in Seller’s files; or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate thereof is a party, if such document is dated earlier than January 1, 1990 and is not in Seller’s files, and in each case, solely to the extent that Seller is not relying on such information to establish Defensible Title to the affected Asset;

(dd) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(ee) Encumbrances, obligations, burdens or defects that have been cured, released or waived by applicable Laws of limitations or presumptions, including adverse possession and the doctrine of laches;

(ff) defects or Encumbrances to the extent solely affecting (i) any depth other than any currently producing formations with respect to a Well, or (ii) any depth other than the applicable Target Formation set forth on Exhibit B-2 with respect to a Future Location;

(gg) defects arising out of the treatment or classification of any horizontal well as an allocation well that crosses more than one Lease or leasehold tract, including (i) the failure of such Leases or leasehold tracts as to such well to be subject to a production sharing agreement or similar agreement, whether in whole or in part and (ii) the allocation of Hydrocarbons produced from such well among such Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or leasehold tract its share of such production;

Appendix i - page 16

(hh) any assignments of record title or operating rights in any federal or state Lease earned or acquired by Seller, but not yet approved by the applicable Governmental Authorities; provided, that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county unless (x) such approval has been expressly denied or rejected in writing by such Governmental Authority or (y) the lack of such approval has resulted in a Third Party’s competing claim to title; and

(ii) any reductions in Net Revenue Interest to reflect changes resulting from the formation of units or entry of production sharing agreements by the operator of the Leases after the Execution Date.

“Person” shall mean any individual, firm, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(j).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527-21, or any similar environmental assessment (including an environmental compliance review) that does not involve any invasive, sampling or testing activities.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons or carbon dioxide attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons or carbon dioxide and the quantity of Hydrocarbons or carbon dioxide attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.5.

“Proceeding” shall mean any proceeding, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before any Governmental Authority or arbitral body.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(m).

“Registration Rights Agreement” shall mean the Registration Rights and Lock-Up Agreement, substantially in the form attached to this Agreement as Exhibit O.

Appendix i - page 17

“Remediation” and “Remediate” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent required or allowed under Environmental Law to fully cure, correct or remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the value as of the Closing Date of the cost (net to the interests of Seller in the affected Assets prior to the consummation of the transactions contemplated by this Agreement) of most cost-effective Remediation of such Environmental Condition allowed under Environmental Laws.

“Required Buyer SEC Documents” shall have the meaning set forth in Section 5.13.

“RWI Deductible” shall mean an amount equal to $2,250,000.

“R&W Conditional Binder” shall have the meaning set forth in Section 6.6.

“R&W Policy” shall mean the buyer-side representations and warranties insurance policy, to be issued in accordance with the R&W Conditional Binder.

“Sabinal Parent” shall mean Sabinal Energy, LLC, a Delaware limited liability company.

“SCBP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Scheduled Closing Date” shall have the meaning set forth in Section 9.1.

“SEC” shall have the meaning set forth in Section 6.8(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seismic Data” shall mean all geological or geophysical or other seismic or related technical data, information or records relating to the Assets, but excluding any and all interpretations, analyses and other derivative works with respect thereto.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission, deferred compensation, retention, severance, termination, transaction or change in control, equity purchase, equity option, phantom equity, equity appreciation, profits interest, restricted share unit, restricted equity or other equity or equity-based incentive, employment, individual consulting, vacation practice or other paid time off, disability, death benefit, group insurance, hospitalization, medical, dental, life or other benefit, fringe benefit or compensation plan, program, policy, agreement or arrangement, in each case, sponsored, maintained, or contributed to (or required to be contributed to) by Seller or its Affiliates for the benefit of any Asset Employee.

Appendix i - page 18

“Seller Employee Liabilities” means all current or contingent liabilities or obligations that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Seller Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement sponsored, maintained or contributed to (or is required to be contributed to) by Seller or any of its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has any current or contingent liability or obligation, including all Controlled Group Liabilities; (b) the employment or engagement, or prospective employment or engagement, by Seller or its Affiliate with respect to services to the Assets of any individual who does not become a Transferred Employee, including all liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof; and (c) the employment or engagement of a Transferred Employee, and termination of the employment or engagement of a Transferred Employee (provided that Buyer complies with the covenants set forth in Exhibit F), by Seller or its Affiliate to the extent existing or arising prior to such Transferred Employee’s commencement of employment with Buyer or its Affiliates.

“Seller Group” shall have the meaning set forth in Section 13.2.

“SEO” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Special Warranty Defect” means any Title Defect that would also constitute a breach of Seller’s representations and warranties in Section 4.19 or the special warranty of Defensible Title in the Assignment.

“Specified Hedge Contracts” means those Hedge Contracts set forth on Schedule 4.35 and any hedging transactions entered into pursuant to such Hedge Contracts.

“Specified Hedge Gains” means, with respect to any Specified Hedge Contract, but only with respect to hedged volumes under such Specified Hedge Contract from and after the Effective Time or, if later, the initiation of such Specified Hedge Contract until effective date of the applicable Specified Hedge Novation therefor, (a) the amount to which Seller or its Affiliate is entitled to receive under the terms of such Specified Hedge Contract and (b) any revenues, proceeds, gains, payments, settlements and termination amounts received by or payable to Seller or its Affiliate from any Person in connection with any permitted or required termination, liquidation and/or termination of such Specified Hedge Contract (in each case of (a) or (b) without duplication and without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Specified Hedge Contract).

“Specified Hedge Losses” means, with respect to any Specified Hedge Contract, but only with respect to hedged volumes under such Specified Hedge Contract from and after the Effective Time or, if later, the initiation of such Specified Hedge Contract until effective date of the applicable Specified Hedges Novation therefor, (a) the amount Seller or its Affiliate is obligated to pay to the applicable counterparty under the terms of such Specified Hedge Contract and (b) any direct costs, expenses, fees and expenses paid or payable by Seller or its Affiliate to any Person in connection with any permitted or required termination, liquidation and/or termination of any Specified Hedge Contract (in each case of (a) or (b) without duplication and without offset or netting of amounts under any other hedge transaction with the counterparty that is a party to such Specified Hedge Contract).

Appendix i - page 19

“Specified Hedge Novation” shall have the meaning set forth in Section 6.9(a).

“Specified Receivables” shall have the meaning set forth in Section 3.10.

“SR” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Fee Interests” shall have the meaning set forth in Section 2.1(h).

“Suspense Funds” shall have the meaning set forth in Section 3.3(b)(viii).

“SWT Deadline” shall have the meaning set forth in Section 11.1(b)(ii).

“Target Formation” shall mean the applicable formation described in Exhibit J (or the stratigraphic equivalent thereof, including each such stratigraphic equivalent shown on Exhibit J), recognizing that actual depths may vary across the relevant Leases and Mineral Interests (or parcels or tracts thereof), Future Locations and lands, as applicable.

“Tax Allocation” shall have the meaning set forth in Section 3.8(c).

“Tax Contest” has the meaning set forth in Section 15.2(g).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” shall mean (a) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above, and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.5(b).

Appendix i - page 20

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, as of the Effective Time, with respect to each Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations for such Well and for a Future Location, limited to the applicable Target Formation for such Future Location), any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller above the Net Revenue Interest shown for such Well on Exhibit B-1 or the Net Revenue Interest shown for such Future Location on Exhibit B-2 with respect to the applicable Target Formation, as applicable, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Exhibit B-1 or Exhibit B-2, as applicable, or (ii) decrease the Working Interest of Seller below the Working Interest shown for such Well on Exhibit B-1 or the Working Interest shown for such Future Location on Exhibit B-2 with respect to the applicable Target Formation, as applicable, to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown on Exhibit B-1 or Exhibit B-2, as applicable.

“Title Benefit Amount” shall mean the amount by which the Allocated Value of a Title Benefit Property is increased as a result of the existence of a Title Benefit as determined pursuant to Section 11.2(b).

“Title Benefit Notice” shall have the meaning set forth in Section 11.1(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.1(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells set forth on Exhibit B-1 or the Future Locations set forth on Exhibit B-2 without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of the lack of corporate or other entity authorization or the lack of recorded powers of attorney from individuals, corporations or partnerships to execute and deliver documents on their behalf, unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and such corporate or other entity action or such lack of recorded power of attorney results, or is reasonably like to result, in another Person’s competing claim of title to the relevant Asset;

(b) defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice; and

(c) defects arising from any change in or modification of, or a promulgation, adoption, issuance, repeal or replacement of, or any change in the enforcement of, applicable Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date.

Appendix i - page 21

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Agent” shall mean Equiniti Trust Company, LLC.

“Transfer Legend” shall mean a restrictive legend, in substantially the following form, to be placed on the MNR Units comprising the Equity Consideration:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR REGISTRATION UNDER THE ACT IS OTHERWISE UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(d).

“Transferred Employees” shall have the meaning set forth in Exhibit F.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Seller (or their designated operating Affiliate), and Buyer, substantially in the form attached to this Agreement as Exhibit N.

“Treasury Regulations” shall mean the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unit Price” means $14.56 per unit.

“Units” shall have the meaning set forth in Section 2.1(c).

“Untransferred Hedge Contract” has the meaning set forth in Section 6.9(b).

“VOCs” shall mean volatile organic compounds.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons or carbon dioxide produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in Section 2.1(d).

“Working Interest” shall mean, with respect to any Well or Future Location set forth on Exhibit B-1 or Exhibit B-2, as applicable (for a Well, limited to any currently producing formations for such Well and for a Future Location, limited to the applicable Target Formation set forth on Exhibit B-2 for such Future Location), the interest in and to such currently producing formations (for such Well) or such applicable Target Formation (for such Future Location) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well) or such applicable Target Formation (for such Future Location), but without regard to the effect of any Burdens.

Appendix i - page 22

DISCLOSURE SCHEDULES

Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses materiality or matters having a Material Adverse Effect shall not be deemed an indication that such matter is or is not, or may or may not, be material or does or does not, or may or may not, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would or would not, or may or may not, breach such representation or warranty absent its inclusion on such Schedule. Matters reflected in the Schedules to this Agreement, including specifications of the Assets, are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for information purposes only, do not necessarily include other matters of a similar nature, and shall not expand the scope of the representations and warranties set forth in this Agreement.

Any fact or item which is clearly and conspicuously disclosed on any Schedule to this Agreement in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement reasonably apparent on the face of such disclosure shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

Each of the Schedules to this Agreement is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller, except as and to the extent provided in this Agreement.

Disclosure Schedules

EXHIBIT O

Form of Registration Rights Agreement

[See Attached]

EXHIBIT O

Final Form

FORM OF

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

by and among

MACH NATURAL RESOURCES LP

and

EACH OF THE SELLERS PARTY HERETO

[             ], 2025

Final Form

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [  ], 2025, by and among Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), and each of the parties set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, pursuant to the Membership Interest Purchase Agreement, dated as of July 9, 2025 (the “San Juan Purchase Agreement”), among (i) the Partnership, on one hand, and (ii) Simlog, Inc., a Delaware corporation, and VEPU Inc., a Delaware corporation (together, the “San Juan Sellers”), on the other hand, the Partnership issued Securities to the San Juan Sellers;

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of July 9, 2025 (the “Sabinal Purchase Agreement”, and together with the San Juan Purchase Agreement, the “Purchase Agreements”), among the Partnership, Sabinal Energy Operating, LLC, a Texas limited liability company, Sabinal Resources, LLC, a Texas limited liability company, and Sabinal CBP, LLC, a Texas limited liability company (together with their respective designees, the “Sabinal Sellers”), the Partnership issued Securities to the Sabinal Sellers; and

WHEREAS, the parties hereto desire to enter into an agreement to provide for certain rights and obligations associated with ownership of the Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. The terms set forth below are used herein as so defined:

“Affiliate” has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act; provided, however, that solely for purposes of Section 2.6, “Affiliate”, with respect to any Person, means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; it being understood that, with respect to a Holder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a Holder or any of its Affiliates, and (y) for purposes of this Agreement, the Partnership and its subsidiaries shall not be deemed to be an Affiliate of any Holder or such Holder’s Affiliates. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Registration Rights and Lock-Up Agreement.

“Authority” means any domestic (including federal, state or local) or foreign court, arbitrator, administrative, regulatory or other governmental department, agency, official, commission, tribunal, authority or instrumentality, non-government authority or self-regulatory body (including any domestic or foreign securities exchange).

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act. “Beneficial Ownership” has a correlative meaning.

“Block Trade” means the sale of Registrable Securities to one or more purchasers that are financial institutions in an offering registered under the Securities Act without a prior public marketing process by means of a block trade.

“Block Trade Notice” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“Bought or Overnight Underwritten Offering” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Bought or Overnight Underwritten Holder Offering” means the sale of Registrable Securities to one or more purchasers that are financial institutions in an offering registered under the Securities Act (a) without a prior public marketing process by means of a bought deal or (b) pursuant to an “overnight” underwritten offering.

“Business Day” means any day other than a day on which the SEC is closed.

“Closing Date” means, with respect to each Seller, the “Closing Date” as defined in the applicable Purchase Agreement.

“Common Units” means the common units representing limited partner interests in the Partnership, and any class or classes of securities issued or issuable with respect to such common units by way of reclassification, dividend or distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise.

“Delivery Failure” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“e-mail” has the meaning specified therefore in Section 3.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“General Partner” means Mach Natural Resources GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership.

“Holder” means each of the Sellers and their respective Affiliates, when any such Person is a holder or owner of any Registrable Securities. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Launch Date” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Losses” has the meaning specified therefor in Section 2.8(b) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering or Bought or Overnight Underwritten Offering, the book running lead manager (or any Person holding such comparable title) of such Underwritten Offering or Bought or Overnight Underwritten Offering.

“Maximum Number of Securities” has the meaning specified therefor in Section 2.1(c) of this Agreement.

“Maximum Piggyback Number of Securities” has the meaning specified therefor in Section 2.2(b) of this Agreement.

“Opt-Out Notice” has the meaning specified therefor in Section 2.12 of this Agreement.

“Other Holder” has the meaning specified therefor in Section 2.2(c) of this Agreement. For the avoidance of doubt, “Other Holders” shall not include the General Partner or any of its Affiliates.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof.

“Piggyback Offering” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Primary Selling Holder” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Purchase Agreements” has the meaning specified therefor in the recitals of this Agreement.

“Registrable Securities” means the Securities, upon original issuance thereof, or any units or other securities issued in respect of such Registrable Securities because of or in connection with any dividend, distribution, unit split, purchase in any rights offering or in connection with any exchange for or replacement of such Registrable Securities or any combination of units, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Common Units or other Registrable Securities, until such time as such securities cease to be Registrable Securities pursuant to Section 1.2 hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.7(a) of this Agreement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Sabinal Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Sabinal Sellers” has the meaning specified therefor in the recitals of this Agreement.

“San Juan Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“San Juan Sellers” has the meaning specified therefor in the recitals of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means the Common Units issued pursuant to each of the Purchase Agreements, if any. For the avoidance of doubt, such definition shall not include the aggregate number of Common Units equal to the Disputed Defect Amount (as defined in the Sabinal Purchase Agreement) until such Disputed Defect Amount is resolved pursuant to the applicable provisions of the Sabinal Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Selling Expenses” means all underwriting discounts, selling commissions or similar fees or arrangements or stock transfer taxes allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders, other than those fees and disbursements of counsel required to be paid by the Partnership pursuant to Section 2.6(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.8(a) of this Agreement.

“Shelf Registration” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Termination Date” has the meaning specified therefor in Section 3.15 of this Agreement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, Registrable Securities.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Underwritten Offering Filing” has the meaning specified therefor in Section 2.2(a) of this Agreement.

“Underwritten Offering Notice” has the meaning specified therefor in Section 2.1(b) of this Agreement.

“Underwritten Offering Request” has the meaning specified therefor in Section 2.1(b) of this Agreement.

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of when (a) a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) (i) all Registrable Securities owned by such Holder may be sold pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision) (the “Rule 144 Fall-Away Date”) and (ii) the amount of Securities collectively held by such Holder and its Affiliates equals less than 50% of the Securities issued to such Holder pursuant to the applicable Purchase Agreement; or (c) such Registrable Security has been sold or disposed of in a transaction in which the Holders’ rights under this Agreement are not transferred or assigned pursuant to Section 3.3 of this Agreement.

Article II
REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Registration. The Partnership shall, as soon as practicable after the applicable Closing Date, but in any event within 60 calendar days after the applicable Closing Date, file a “shelf” registration statement to permit the resale of the Registrable Securities from time to time pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”).

(b) The registration statement shall be on Form S-3 or, if Form S-3 is not then available to the Partnership, on Form S-1 or such other form of registration statement as is then available to effect a registration for the offer and sale of the Registrable Securities (such registration statement, a “Shelf Registration Statement”). The Shelf Registration Statement may include all Registrable Securities held by each of the Sellers in one (1) Shelf Registration Statement. The Partnership shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the SEC notifies the Partnership that it will “review” such registration statement and (b) the 5th Business Day after the date the Partnership is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Subject to the provision by each Holder of all information reasonably requested by the Partnership for such purposes, the Partnership shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities by the Holders until such time as there are no longer any Registrable Securities. In the event the Partnership files a registration statement on Form S-1, the Partnership shall use its commercially reasonable efforts to convert such registration statement into a registration statement on Form S-3 as soon as practicable after Form S-3 is available to the Partnership.

(c) Right to Effect Underwritten Offerings. Subject to the provisions hereof, the Holders shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective and until the Termination Date, to sell all or a portion of such Registrable Securities as are then registered pursuant to such registration statement in an underwritten offering or a Bought or Overnight Underwritten Holder Offering (each, an “Underwritten Offering”) upon not less than seven Business Days’ prior written notice to the Partnership (such request, an “Underwritten Offering Request”); provided, however, that (based on then-current market prices) the number of Registrable Securities included in each such Underwritten Offering would reasonably be expected to yield gross proceeds to the Holders of at least $50,000,000, and provided further that, (A) with respect to the Securities received by the San Juan Sellers, collectively, such Holders shall not be entitled to request an Underwritten Offering (i) more than six times in the aggregate and (ii) more than two times in any single calendar year and (B) with respect to the Securities received by the Sabinal Sellers, collectively, such Holders shall not be entitled to request an Underwritten Offering (i) more than three times in the aggregate and (ii) no more than two times in any single calendar year. As soon as reasonably practicable after receipt by the Partnership of an Underwritten Offering Request from a Holder (the “Primary Selling Holder”) in accordance with this Section 2.1(c), the Partnership shall give written notice (an “Underwritten Offering Notice”) of such Underwritten Offering Request to all other Holders and shall, subject to the provisions of this Article II, use commercially reasonable efforts to include in such Underwritten Offering all Registrable Securities with respect to which the Partnership received written requests for inclusion therein within five Business Days after such Underwritten Offering Notice is given by the Partnership to such Holders. Subject to the other limitations contained in this Agreement, the Partnership shall not be obligated hereunder to effect an Underwritten Offering within 60 days after the closing of an Underwritten Offering or any other underwritten public offering of Common Units effected by the Partnership.

(d) Block Trade. Notwithstanding anything in Section 2.1(c), (A) with respect to the Securities received by the San Juan Sellers, any Holder shall be permitted to request that the Partnership facilitate a Block Trade, subject to the provisions of this Section 2.1(d) up to two times in any single calendar year and (B) with respect to the Securities received by the Sabinal Sellers, any Holder shall be permitted to request that the Partnership facilitate a Block Trade, subject to the provisions of this Section 2.1(d) up to two times in any single calendar year. All requests that the Partnership facilitate a Block Trade by a Holder (a “Holder Block Trade”) shall be made by giving written notice to the Partnership (a “Block Trade Notice”). Each Block Trade Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Holder Block Trade and the proposed date of such proposed Holder Block Trade, provided, however, that such date must be at least three Business Days after receipt of the Block Trade Notice. Notwithstanding the foregoing, the Partnership will not be required to take any action pursuant to this Section 2.1(d) (x) if a Block Trade is not expected to yield aggregate gross proceeds of at least $30,000,000 or (y) unless such Block Trade consists of all remaining Registrable Securities held by such Holder. The Partnership shall use its commercially reasonable efforts to facilitate each such Block Trade, including, the delivery of customary comfort letters and customary legal opinions, subject to receipt by the Partnership, its auditors and legal counsel of customary representations and other customary documentation as may be reasonably necessary to permit the delivery of such comfort letters and legal opinions. For the avoidance of doubt, in the case of a Block Trade structured as an Underwritten Offering and which reasonably includes customary associated disclosure, legal opinions, comfort letters and other documents and procedures reasonably required in order to facilitate such offering such participation shall be counted as a demand of that Selling Holder for an Underwritten Offering pursuant to Section 2.1(c).

(e) Priority on Underwritten Offering. With respect to the registration pursuant to this Section 2.1, the Partnership may include Common Units other than Registrable Securities in an Underwritten Offering, subject to the terms provided below. If the Managing Underwriter or Underwriters of any Underwritten Offering advises the Partnership and the Primary Selling Holder that the total amount of securities that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for such securities (the “Maximum Number of Securities”), then the securities to be included in such Underwritten Offering shall include the number of securities that such Managing Underwriter or Underwriters advises the Partnership and the Primary Selling Holder can be sold without having such adverse effect, with such number to be allocated: (x) first, to the Registrable Securities proposed to be sold by all Holders, pro rata based upon the number of Registrable Securities owned by each such Holder at the time of such offering, which can be sold without exceeding the Maximum Number of Securities; (y) second, to the extent the Maximum Number of Securities has not been reached under clause (x), to the securities to be offered and sold by the General Partner and its Affiliates exercising such rights of registration pursuant to Section 7.13 of the Partnership Agreement, which can be sold without exceeding the Maximum Number of Securities; and (z) third, to the extent the Maximum Number of Securities has not been reached under clauses (x) and (y), to the securities to be offered and sold by or on behalf of the Partnership, which can be sold without exceeding the Maximum Number of Securities.

(f) Selection of Underwriters. If any of the Registrable Securities are to be sold in an Underwritten Offering (including, for the avoidance of doubt, a Bought or Overnight Underwritten Holder Offering) initiated by the Holders, the Primary Selling Holder shall select the Managing Underwriter or Underwriters from a list to be supplied by the Partnership, which list shall include at least three (3) nationally recognized investment banking firms. If the Primary Selling Holder wishes to select a Managing Underwriter or Underwriters that is not on the list provided by the Partnership, such Primary Selling Holder may propose an alternative Managing Underwriter or Underwriters; provided however that if the Partnership objects in good faith to such alternative Managing Underwriter or Underwriters, the Partnership may require the Primary Selling Holder to select a different alternative Managing Underwriter or Underwriters after good faith consultation with the Partnership, and, for the avoidance of doubt, the Primary Selling Holder may not object to such different alternative Managing Underwriter or Underwriters.

(g) Basis of Participation. No Holder may sell Registrable Securities in any offering pursuant to an Underwritten Offering unless it (i) agrees to sell such Registrable Securities on the same basis provided in the underwriting or other distribution arrangements approved by the Partnership and the Primary Selling Holder that apply to the Partnership and/or the Primary Selling Holder, as applicable, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other customary documents as may be reasonably required under the terms of such arrangements; provided, however, that no Holder shall be required to make any representations or warranties to the Partnership or any underwriter (other than representations and warranties regarding such Holder’s ownership of its Registrable Securities to be sold or transferred, such Holder’s power and authority to effect such transfer, and such matters pertaining to compliance with securities laws as may be reasonably requested by the Partnership or the underwriters, and such other representations, warranties and other provisions relating to such Holder’s participation in such Underwritten Offering as may be reasonably requested by the underwriters) or to undertake any indemnification obligations to the Partnership with respect thereto, except as otherwise provided in Section 2.8(b) or to the Underwriters with respect thereto.

(h) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to the Selling Holders, delay the filing or effectiveness of a registration statement or execution of an Underwritten Offering or Block Trade under this Section 2.1 or, suspend the use of any prospectus which is a part of a registration statement filed under this Section 2.1 (in which event the Selling Holders shall discontinue sales of the Registrable Securities pursuant to such registration statement but such Selling Holder may settle any contracted sales of Registrable Securities) if the Partnership notifies the Selling Holders in writing that the Partnership (i) is pursuing a bona fide material acquisition, merger, reorganization, disposition, joint venture, financing or other similar transaction and the board of directors of the General Partner determines in its reasonable and good faith discretion, that any required disclosure of such transaction in the registration statement would have an adverse effect on any such transaction, (ii) is in possession of material non-public information and the board of directors of the General Partner determines in its reasonable and good faith discretion that any required disclosure in the registration statement of such information or event would not be in the best interest of the Partnership or (iii) such filing or use would render the Partnership unable to comply with the applicable securities laws; provided, however, in no event shall (A) such filing of the registration statement under Section 2.1 be delayed under this Section 2.1(h) for a period that exceeds 90 consecutive days or 120 days in the aggregate, in each case, in any 12-month period, or (B) any Selling Holder be suspended under this Section 2.1(h) or Section 2.3(o) from selling Registrable Securities pursuant to such registration statement for a period that exceeds 90 consecutive days or 120 days in the aggregate, in each case, in any 12-month period. Upon notice by the Partnership to the Selling Holders of any determination to delay the filing of a registration statement under Section 2.1 or suspend the use of any prospectus which is a part of a registration statement filed under Section 2.1, the Selling Holders shall refrain from making offers and sales of Registrable Securities during the pendency of such delay or suspension, keep the fact of any such delay or suspension strictly confidential and not use or disclose such notice or information to any Person other than such Selling Holders’ legal counsel or as required by law. If, pursuant to this Section 2.1(h), the Partnership delays an Underwritten Offering or Block Trade requested by the Holders, the Holders shall be entitled to withdraw such Underwritten Offering Request or Block Trade and, if they do so, such request shall not count against the limitations on the number of such registrations set forth in Section 2.1(c). Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. The Partnership may only exercise its suspension rights under this Section 2.1 if it exercises similar suspension rights with respect to each other holder of securities that is entitled to registration rights under an agreement with the Partnership. Any period during which the Partnership has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.1(h) is herein called a “Suspension Period.”

Section 2.2 Piggyback Rights.

(a) Participation. Except as provided in Section 2.2(b), if at any time after 180 days following the date of this Agreement, the Partnership proposes to file (i) a shelf registration statement, (ii) a prospectus supplement to an effective shelf registration statement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a registration statement (A) filed in connection with any employee equity plan or other benefit plan, (B) for an exchange offer or offering of securities solely to the Partnership’s existing unitholders, (C) for an offering of debt, whether or not convertible into equity securities of the Partnership or (D) for a dividend reinvestment plan, in the case of each of clause (i), (ii) or (iii), for the sale of Common Units in an Underwritten Offering (other than a Bought or Overnight Underwritten Holder Offering) for its own account and/or the account of another Person, then as soon as reasonably practicable but not less than five Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement, as the case may be (an “Underwritten Offering Filing”), the Partnership shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of the Registrable Securities (the “Included Registrable Securities”) as the Holders may request in writing; provided, however, that if the Partnership has been advised by the Managing Underwriter, and the Partnership has advised the Selling Holders, that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.2(c) of this Agreement. The notice required to be provided in this Section 2.2(a) to the Holders shall be provided on a Business Day pursuant to Section 3.1 hereof. The Holders shall then have three Business Days to request inclusion of Registrable Securities in such Underwritten Offering. If no request for inclusion from the Holders is received within such period, the Holders and their Affiliates shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. A Selling Holder shall have the right to withdraw its request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Partnership of such withdrawal prior to the filing of the registration statement or prospectus supplement relating to such offering.

(b) Bought or Overnight Underwritten Offering Piggyback Rights. If, at any time after 180 days following the date of this Agreement, the Partnership or any other Person proposes to file an Underwritten Offering Filing and such Underwritten Offering is a bought Underwritten Offering or is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (either such execution format, a “Bought or Overnight Underwritten Offering”), then no later than one Business Day after the Managing Underwriter is engaged for the proposed Bought or Overnight Underwritten Offering, the Partnership shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Bought or Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Bought or Overnight Underwritten Offering such number of Registrable Securities as any Holder may request in writing within one Business Day after the Holders receive such notice; provided, however, that if the Managing Underwriter or Underwriters advises the Partnership that the giving of notice pursuant to this Section 2.2(b) would adversely affect the Bought or Overnight Underwritten Offering, no such notice shall be required (and the Holders shall have no right to include Registrable Securities in such Bought or Overnight Underwritten Offering). The notice required to be provided in this Section 2.2(b) to the Holders shall be provided on a Business Day pursuant to Section 3.1 hereof. The Holders shall then have two Business Days to request inclusion of Registrable Securities in the Bought or Overnight Underwritten Offering. If no request for inclusion from the Holders is received within such period, the Holders and their Affiliates shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of such Bought or Overnight Underwritten Offering pursuant to this Section 2.2(b) and prior to the execution of the underwriting agreement or purchase agreement for such Bought or Overnight Underwritten Offering, the Partnership or the applicable Person initiating such Bought or Overnight Underwritten Offering determines for any reason not to undertake or to delay such Bought or Overnight Underwritten Offering, the Partnership shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Bought or Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Bought or Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Bought or Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Bought or Overnight Underwritten Offering. Each Selling Holder shall have the right to withdraw its request for inclusion of such Selling Holder’s Registrable Securities in such Bought or Overnight Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to execution of the underwriting agreement or purchase agreement for such Bought or Overnight Underwritten Offering.

(c) Priority of Rights. In connection with an Underwritten Offering contemplated by Section 2.2(a) or Section 2.2(b), as applicable, if the Managing Underwriter or Underwriters of any such Underwritten Offering or advises the Partnership, and the Partnership advises the Selling Holders in writing, that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units (the “Maximum Piggyback Number of Securities”), then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (A) in the event of an Underwritten Offering effected for the Partnership’s account, (i) first, to the Common Units proposed to be sold by the Partnership, up to the Maximum Piggyback Number of Securities; (ii) second, to the extent the Maximum Piggyback Number of Securities has not been reached under clause (i), to the General Partner and its Affiliates exercising such rights of registration pursuant to Section 7.13 of the Partnership Agreement; (iii) third, to the extent the Maximum Piggyback Number of Securities has not been reached under clauses (i) and (ii), to the Registrable Securities proposed to be included in such Underwritten Offering by the Holders, pro rata among such Holders based on the number of Registrable Securities owned by each such Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; and (iv) fourth, to the extent the Maximum Piggyback Number of Securities has not been reached under clauses (i), (ii) or (iii), to the Common Units proposed to be included in such Underwritten Offering by any other holders of Common Units having rights of registration with respect to such Common Units (“Other Holders”) who have requested participation in such Underwritten Offering, pro rata among such Other Holders based on the number of Common Units owned by each such Other Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; (B) in the event of an Underwritten Offering effected for the account of the General Partner or any of its Affiliates, (i) first, to the General Partner and its Affiliates exercising such rights of registration pursuant to Section 7.13 of the Partnership Agreement, up to the Maximum Piggyback Number of Securities; (ii) second, to the Registrable Securities proposed to be included in such Underwritten Offering by the Holders, pro rata among such Holders based on the number of Registrable Securities owned by each such Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; (iii) third, to the Common Units proposed to be sold by the Partnership, up to the Maximum Piggyback Number of Securities; and (iv) fourth to the Common Units proposed to be included in such Underwritten Offering by any Other Holders, pro rata among such Other Holders based on the number of Common Units owned by each such Other Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; and (C) in the event of an Underwritten Offering effected for the account of a Holder, (i) first, to the Registrable Securities proposed to be included in such Underwritten Offering by the Holders, pro rata among such Holders based on the number of Registrable Securities owned by each such Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities; (ii) second, to the General Partner and its Affiliates exercising such rights of registration pursuant to Section 7.13 of the Partnership Agreement, up to the Maximum Piggyback Number of Securities; (iii) third, to the Common Units proposed to be sold by the Partnership, up to the Maximum Piggyback Number of Securities; and (iv) fourth to the Common Units proposed to be included in such Underwritten Offering by any Other Holders, pro rata among such Other Holders based on the number of Common Units owned by each such Other Holder at the time of such offering, which can be sold without exceeding the Maximum Piggyback Number of Securities.

(d) At-the-Market Offerings. Notwithstanding anything in this Section 2.2 to the contrary, no Holder shall have any right to include any securities in any offering by the Partnership of securities executed pursuant to any “at the market” program that the Partnership may have in effect from time to time on or after the date of this Agreement.

Section 2.3 Registration Procedures. In connection with its obligations under this Article II, the Partnership (or the applicable Selling Holder in the case of Section 2.3(o)), will:

(a) prepare and file with the SEC, and use its commercially reasonable efforts to cause to be declared or become effective as soon as reasonably practicable, each registration statement contemplated by this Agreement with respect to all Registrable Securities as provided herein, and make all required filings with FINRA; provided, however, that upon the occurrence of any event that would cause any registration statement or the prospectus contained therein to contain a material misstatement or omission, the Partnership shall file an appropriate amendment to the registration statement, a supplement to the prospectus, or a report filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, correcting any such misstatement or omission, and the Partnership shall use its commercially reasonable efforts to cause such amendment to be declared or become effective and the registration statement and the related prospectus to become usable for their intended purposes as soon as reasonably practicable thereafter;

(b) (i) prepare and file with the SEC such amendments and supplements to each registration statement and the prospectus used in connection therewith as may be necessary to cause the registration statement to be effective and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement; and (ii) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Bought or Overnight Underwritten Offering from a registration statement contemplated by this Agreement and the Managing Underwriter at any time shall notify each Selling Holder that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Bought or Overnight Underwritten Offering of such Registrable Securities, or if such information is required by applicable law (including the rules and regulations of the SEC), include such information in a prospectus supplement; provided, however, that before filing any registration statement, prospectus or any amendments or supplements thereto the Partnership shall provide reasonable advance notice thereof to each Selling Holder and, if requested, furnish a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case at least three Business Days prior to such filing or, in the case of documents filed in connection with an Bought or Overnight Underwritten Offering, at least one Business Day), and the Partnership shall not file any such registration statement or prospectus or any amendments or supplements thereto in respect of which a Selling Holder has provided or must provide information for the inclusion therein without such Selling Holder being afforded an opportunity to review such documentation;

(c) furnish to each Selling Holder such number of copies of the registration statement and the prospectus included therein and any supplements and amendments thereto as the Selling Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the registration statement;

(d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by any registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as a Selling Holder or, in the case of an Underwritten Offering or Bought or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, to use its commercially reasonable efforts to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable each Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, subject itself to taxation in any jurisdiction where it is not then taxed, or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of any registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement or any post-effective amendment thereto contemplated by this Agreement, when the same has become effective; and (ii) receipt of any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to any registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(f) promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement or any post-effective amendment thereto, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as reasonably practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to use its commercially reasonable efforts to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g) furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities or any such registration statement relating to the offering of Registrable Securities;

(h) in the case of an Underwritten Offering, Bought or Overnight Underwritten Offering or Block Trade, use its commercially reasonable efforts to furnish, or cause to be furnished, upon request and addressed to the underwriters, placement agents or sales agents, as applicable, and to the Selling Holders, (i) an opinion and negative assurance letter of counsel for the Partnership, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and an opinion and letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement or other purchase or sales agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers who have certified the Partnership’s financial statements (or prepared or reviewed or audited, as applicable, oil and gas reserves) included or incorporated by reference into the applicable registration statement), and each such opinion and “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings, Bought or Overnight Underwritten Offerings or Block Trades of securities, and such other matters as such underwriters or placement or sales agents or a Selling Holder may reasonably request;

(i) make available to the appropriate representatives of the Managing Underwriter and the Selling Holders access to such information and the Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(j) use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed or quoted;

(k) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(l) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(m)   enter into customary agreements and use its commercially reasonable efforts to take such other actions as are reasonably requested by the Selling Holders or the underwriters or placement or sales agents, if any, in order to expedite or facilitate the disposition of such Registrable Securities and entry of such Registrable Securities in book-entry with The Depository Trust Company (including, making appropriate officers of the General Partner or Partnership available to participate in any “road show” presentations and other customary marketing activities (including one on one meetings with prospective purchasers of the Registrable Securities); provided that such presentations and/or meetings do not involve out-of-town travel on the part of such officers);

(n) use its commercially reasonable efforts to cause the Registrable Securities to be initially represented by direct registration with the Partnership’s transfer agent and provide a CUSIP number for all Registrable Securities and, in connection therewith, if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such Registrable Securities under a shelf registration statement or any other registration statement contemplated by this Agreement;

(o) each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.3, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.3 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice;

(p) if requested by a Selling Holder, (i) as soon as reasonably practicable incorporate in a prospectus supplement or post-effective amendment such information as a Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to such Holder or any subsequent Holder, the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as reasonably practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as reasonably practicable, supplement or make amendments to the registration statement;

(q) in the case of an Underwritten Offering, Bought or Overnight Underwritten Offering or Block Trade, enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups (including with respect to directors, officers and affiliates of the Partnership)) as are customary and reasonable for an offering of such kind; and

(r) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of, and facilitate the disposition of, the Registrable Securities contemplated hereby.

Section 2.4 Cooperation by Holders. The Partnership shall have no obligation to include in any registration statement contemplated by this Agreement any Registrable Securities of a Holder who has failed to timely furnish such information that the Partnership, based on the advice of counsel, determines is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.5 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities participating in an Underwritten Offering or Bought or Overnight Underwritten Offering of equity securities by the Partnership agrees, if requested by such Managing Underwriter or Underwriters with respect to such Underwritten Offering or Bought or Overnight Underwritten Offering such Holder is participating in, not to effect any public sale or distribution of the Registrable Securities for a period of up to 90 days following completion of such Underwritten Offering or Bought or Overnight Underwritten Offering, as applicable, provided that (i) the Partnership gives written notice to the Holders of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Bought or Overnight Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Partnership or on the officers or directors or any unitholder of the Partnership on whom a restriction is imposed; provided further, that this Section 2.5 shall not apply to a Holder that, together with its Affiliates, Beneficially Owns less than 10.00% of the issued and outstanding Common Units at the time of the offering. Without limiting the generality of the foregoing, (a) no Holder participating in such offering shall be required to sign a lock-up agreement that contains restrictions that are more restrictive than the restrictions contained in the lock-up agreements executed by any other holder of Common Units participating in such offering, and (b) each Holder shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 2.5 in the event and to the extent that the Managing Underwriter or the Partnership permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or participating holder of Common Units.

Section 2.6 Transfer Restrictions.

(a) Subject to Section 2.6(b), each Holder agrees that, for a period of 180 days following the date hereof (the “Lock-up Period”), such Holder shall not offer, sell, contract to sell, pledge, lend or otherwise dispose of, directly or indirectly, any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that Transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, loan or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Partnership (the “Lock-up Restriction”); provided, however, that the Lock-up Restriction shall not apply with respect to any Transfer to general partners, limited partners, members or stockholders of any such Holder, or to any corporation, partnership, limited liability company, investment fund or other entity that controls or manages or is controlled or managed by any such Holder or its Affiliates, or to any Affiliate under common control or management with any such Holder other than, in each case, a portfolio company of a Holder or any of its Affiliates, provided that, as a condition to the effectiveness of such Transfer, (i) such transferee agrees in writing, for the benefit of the Partnership, to be bound by the terms of this Agreement applicable to such Holder and (ii) the Partnership is given written notice prior to any such Transfer, stating the name and address of each such transferee and identifying the Securities to be Transferred.

(b) Notwithstanding the foregoing, the Lock-up Restriction shall not apply to, and nothing in the foregoing shall restrict or prohibit any Holder or any of its Affiliates from, any of the following:

(i) any Transfer in connection with the completion of a liquidation, unit exchange or other similar transaction that results in all of the Partnership’s securityholders having the right to exchange their Common Units for cash, securities or other property;

(ii) Transferring Registrable Securities to the Partnership pursuant to agreements under which the Partnership has the option to repurchase such Securities or pursuant to a share repurchase program approved by the Board;

(iii) engaging in hedging or other similar transactions or arrangements, in each case, concerning a broad-based index or basket of securities that may involve Common Units but do not otherwise involve the Transfer of any Registrable Securities Beneficially Owned by a Holder and would not require any filing by any Holder under the Securities Exchange Act of 1934, as amended, with respect to the Common Units Beneficially Owned by such Holder; or

(iv)   Transferring Registrable Securities by operation of law or pursuant to a final order of a court or regulatory agency.

(c) The Securities of any Holder shall be released from the Lock-Up Restriction in the event and to the extent that the Partnership permits any discretionary waiver or termination of the restrictions of the Lock-Up Restriction pertaining to any Holder, to the same extent of any such discretionary waiver or termination.

(d) Any purported Transfer in violation of this Section 2.6 shall be null and void ab initio.

(e) Each certificate or book-entry notation representing the Securities shall bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and the holder of such securities may not, directly or indirectly, sell, offer or agree to sell such securities, or otherwise transfer, directly or indirectly (“Transfer”), other than in accordance with the terms and conditions of the Registration Rights and Lock-Up Agreement, dated as of [•], 2025, as it may be amended from time to time, by and between Mach Natural Resources LP (the “Partnership”) and each of the Seller Parties thereto (the “Registration Rights and Lock-Up Agreement”). The Registration Rights and Lock-Up Agreement contains, among other things, significant restrictions on the Transfer of the securities of the Partnership and other restrictions on the actions by certain unitholders of the Partnership relating to the Partnership and/or its securities. A copy of the Registration Rights and Lock-Up Agreement is available upon request from the Partnership.”

Section 2.7 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on any registration statement, prospectus or prospectus supplement or amendment or supplement contemplated by this Agreement, an Underwritten Offering or Bought or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of FINRA and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the reasonable and documented fees and disbursements of (x) one counsel for the Sabinal Sellers and one counsel for the San Juan Sellers, provided, however, that with respect to any Underwritten Offering, Registration Expenses shall only include such reasonable and documented fees and expenses of counsel to the Holders not to exceed an aggregate of $100,000 for each such counsel without the prior written consent of the Partnership (such consent not to be unreasonably withheld), and (y) counsel and independent public accountants (and, if applicable, independent reserve engineers) for the Partnership, including the expenses of any legal opinions or letters, special audits or “comfort letters” required by or incident to such performance and compliance.

(b) Expenses. The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Bought or Overnight Underwritten Offering, whether or not any sale is made pursuant to a registration statement; provided, however, that Selling Holders shall pay any and all applicable Selling Expenses.

Section 2.8 Indemnification.

(a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership shall indemnify and hold harmless each Selling Holder thereunder, its Affiliates and their respective directors, officers, managers, employees and agents and each Underwriter pursuant to the applicable underwriting agreement with such Underwriter and each Person, if any, who controls such Selling Holder or Underwriter within the meaning of the Securities Act and the Exchange Act and its directors, officers, employees and agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus (or roadshow or other similar marketing material) or final prospectus, or any amendment or supplement thereof, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in a registration statement or any prospectus contained therein or any amendment or supplement thereof; and provided, further, that the Partnership will not be liable to any Selling Holder Indemnified Person with respect to any preliminary prospectus or the final prospectus (including any amended or supplemented preliminary or final prospectus), as the case may be, to the extent that any such Loss of such Selling Holder Indemnified Person results from the fact that such Selling Holder Indemnified Person did not send or give, at or prior to the written confirmation of the applicable sale of Registrable Securities, a copy of the final prospectus as then amended or supplemented, whichever is most recent, if the Partnership has previously furnished copies thereof to such Selling Holder Indemnified Person and such final prospectus, as then amended or supplemented, has corrected any such misstatement or omission (such failure to send or deliver, a “Delivery Failure”). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person and shall survive the transfer of such securities by the applicable Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its directors and officers, and each Person, if any, who controls the Partnership (a “Partnership Indemnified Person”) within the meaning of the Securities Act or of the Exchange Act against (i) any Losses to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any registration statement contemplated by this Agreement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities and (ii) any Losses of such Partnership Indemnified Person resulting from any Delivery Failure on the part of such Selling Holder; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Selling Holder, which consent shall not be unreasonably withheld or delayed; and provided, further that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 2.8 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select one separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, in its sole discretion, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court or government agency of competent jurisdiction to be unavailable to the Partnership or any Selling Holder Indemnified Person or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Partnership, on the one hand, and such Selling Holder Indemnified Person, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Partnership, on the one hand, and of such Selling Holder Indemnified Person, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of any Selling Expenses) received by any Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Partnership, on the one hand, and each Selling Holder Indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144, at all times from and after the applicable Closing Date until there are no Registrable Securities outstanding;

(b) file with the SEC in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the applicable Closing Date until there are no Registrable Securities outstanding;

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and

(d) take such further action as any Holder may reasonably request to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144, including, without limitation, delivering customary legal opinions, consents, certificates, resolutions and instructions to the Partnership’s transfer agent without unreasonable delay, and in each case as may be reasonably requested from time to time by the Holder, and otherwise use commercially reasonable efforts to cooperate with Holder and Holder’s broker in their efforts to effect such sale of securities pursuant to Rule 144.

Section 2.10 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to the Partnership such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Partnership may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

Section 2.11 No Inconsistent Agreements; Limitation on Subsequent Registration Rights. The Partnership has not entered, as of the date hereof, and the Partnership shall not enter, after the date of this Agreement, into any agreement with respect to any of its securities that is inconsistent with the rights granted to the Sellers in this Agreement. From and after the date of this Agreement until such time as there are no Registrable Securities outstanding, the Partnership shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities, (i) enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any Piggyback Offering on a basis that is superior in any respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.2 of this Agreement, or (ii) enter into any agreement, take any action or permit any change to occur with respect to its securities that subordinates, conflicts with, or would impair the rights granted to the Holders pursuant to, and subject to any conditions or limitations thereon contained in, this Agreement.

Section 2.12 Opt-Out. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive (a) any notice of any event that would lead to a Suspension Period as contemplated by Section 2.1(h), (b) Underwritten Offering Notices, (c) Block Trade Notices, (d) notices pursuant to Section 2.2 and/or (e) notices pursuant to Section 2.3; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not deliver any notice to such Holder pursuant to Section 2.1(h), any Underwritten Offering Notice or Block Trade Notice or any notice to such Holder pursuant to Section 2.2 or Section 2.3, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Partnership in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.12) and the Suspension Period remains in effect, the Partnership will so notify such Holder, within one Business Day of such Holder’s notification to the Partnership, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 2.13 Removal of Restrictive Legends. Upon request by the Holders after the expiration of the Lock-up Period (or upon the waiver or other termination of the Lock-up Restriction), the Partnership shall use its commercially reasonable efforts to remove restrictive legends on any Securities covered by this Agreement (except with respect to the aggregate number of MNR Units equal to the Disputed Defect Amount in respect of all Disputed Title Matters and Disputed Environmental Matters that remain unresolved as of such date, as each such capitalized term is defined in the Sabinal Purchase Agreement) (a) such Securities are sold or disposed of pursuant to an effective Shelf Registration Statement, (b) such Securities are sold pursuant to Rule 144 and each Holder and participating broker delivers to the Partnership a letter in customary form for Rule 144 representing that such Holder has complied with the applicable provisions of Rule 144, (c) a registration statement covering the resale of such Securities is effective under the Securities Act and the applicable Holder delivers to the Partnership a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Securities pursuant to such effective registration statement and will, upon request following any lapse of effectiveness of such registration statement, cooperate with the Partnership to have any then-applicable restrictive legends reincluded on such Shares after the effectiveness of the Shelf Registration Statement or (d) a Holder requests after the Rule 144 Fall-Away Date and such Holder delivers to the Partnership a letter in customary form for Rule 144 representing that the applicable provisions of Rule 144 have been met in connection with such Rule 144 Fall-Away Date; provided that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel from such Holder) as may reasonably be required by the Partnership or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Partnership shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Securities pursuant to this Section 2.13 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents, as applicable). In connection with any legend removal pursuant to this Section 2.13, if required by the Partnership’s transfer agent, the Partnership shall cause an opinion of counsel to be delivered to and maintained with the Partnership’s transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Securities without any such legend. The Partnership shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.13; provided that the applicable Holder shall be responsible for all fees and expenses incurred by such Holder with respect to delivering the Legend Removal Documents. Nothing herein shall in any way limit or qualify the Partnership’s obligations under Section 11.2(j) or Section 12.1(f) of the Sabinal Purchase Agreement.

Article III
MISCELLANEOUS

Section 3.1 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, however, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

If to the Partnership, to:

Mach Natural Resources LP
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
Attn: Michael Reel
Email: mreel@machnr.com

With a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700
Houston, Texas 77002

Attn: Julian Seiguer; Michael Rigdon

Email: julian.seiguer@kirkland.com; Michael.rigdon@kirkland.com

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Michael S. Telle
E-mail: mtelle@velaw.com

If to the San Juan Sellers, to:

c/o IKAV Energy Inc.

1221 McKinney Street, Suite 4000

Houston, Texas 77002
Attn: [•]
Email: [•]

With a copy to (which copy shall not constitute notice):

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, Texas 77010

Attn: Austin Elaim; Reem Abdelrazik

E-mail: Austim.Elam@haynesboone.com; Reem.Abdelrazik@haynesboone.com

If to the Sabinal Sellers, to:

Sabinal Energy, LLC

1780 Hughes Landing Blvd., Suite 1200

The Woodlands, Texas 77380

Attn: Dan Higdon
Email: danh@sabinalenergy.com and landmanager@sabinalenergy.com

With a copy to (which copy shall not constitute notice):

c/o Kayne Private Energy Income Fund, L.P.

717 Texas, 22nd Floor

Houston, TX 77002

Attn: Mark Teshoian, Managing Partner

Email: mteshoian@kaynecapital.com

and

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attn: Jackson A. O’Maley
E-mail: jomaley@velaw.com

or, if to a transferee of a Holder, to the transferee at the address specified pursuant to Section 3.3 below. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; and (iv) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.

Section 3.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with this Section 3.3. The rights of a Holder hereunder may be transferred or assigned by any such Holder with a transfer of Registrable Securities to any Affiliate of such Holder that is not a portfolio company; provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned and (b) as a condition to the effectiveness of such transfer, each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement. The Partnership may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, except that the Partnership may assign this Agreement at any time in connection with a sale or acquisition of the Partnership, whether by merger, consolidation, sale of all or substantially all of the Partnership’s assets, or similar transaction.

Section 3.4 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 3.15, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 3.4, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 3.4. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.4, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 3.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 3.6 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Los Angeles time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Authority includes any successor to that Authority; (iii) any applicable law refers to such applicable law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable law or other law include any successor to such section; and (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 3.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 3.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3.8.

Section 3.8 Severability of Provisions. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that each of the Purchase Agreements and this Agreement may be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 3.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with each of the Purchase Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement, express or implied, limits or supersedes the Lock-Up Restriction.

Section 3.11 Amendment. This Agreement may be amended only by means of a written amendment signed by each of the parties hereto or thereto affected by such amendment; provided, however, that (i) Article II may only be amended by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities and (ii) no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.9 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Sellers (and their transferees or assignees) and the Partnership shall have any obligation hereunder and that no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Seller or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of any Seller under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.10 Confidentiality of Records. Except as otherwise permitted in a Stockholder’s Agreement, each of the parties shall, and shall cause its Affiliates to, keep confidential, disclose only to its Affiliates or representatives and use only in connection with the transactions contemplated by this Agreement all information and data obtained by them from the other party or its Affiliates or representatives relating to such other party or the transactions contemplated hereby (other than information or data that (i) is or becomes available to the public other than as a result of a breach of this Section, (ii) was available on a non-confidential basis prior to its disclosure to or by one party to another, or (iii) becomes available to one party on a non-confidential basis from a source other than the other party; provided, however, that such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with either of the non-receiving parties or their representatives and is not otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation), unless disclosure of such information or data is required by applicable law, regulation or stock exchange listing standard or is requested by an Authority with competent jurisdiction over the disclosing party.

Section 3.11 Independent Nature of each Seller’s Obligations. The obligations of each Seller under this Agreement are several and not joint with the obligations of the other Seller, and no Seller shall be responsible in any way for the performance of the obligations of the other Seller under this Agreement. Nothing contained herein, and no action taken by either Seller pursuant hereto, shall be deemed to constitute such Seller as a partnership, an association, a joint venture or any other kind of group or entity with the other Seller, or create a presumption that such Seller is in any way acting in concert or as a group with the other Seller with respect to such obligations or the transactions contemplated by this Agreement. Each Seller shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for the other Seller to be joined as an additional party in any proceeding for such purpose.

Section 3.12 Further Assurances. The Partnership and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 3.13 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 3.14 Termination. This Agreement shall terminate as to any Holder, when all Registrable Securities held by such Holder no longer constitute Registrable Securities; provided, however, that the provisions of Section 2.6, Section 2.7, Section 2.8, Section 2.9 and Article III shall survive such termination (such date, the “Termination Date” with respect to such Holder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MACH NATURAL RESOURCES LP

By:
Name:
Title:

Signature Page to Registration Rights and Lock-Up Agreement

SELLERS:

[●]

By:
Name:
Title:

Signature Page to Registration Rights and Lock-Up Agreement